                                  EXHIBIT 99.2

        CERTAIN PORTIONS OF THE OFFERING MEMORANDUM DATED JUNE 18, 1998
                    OF TROPICAL SPORSWEAR INT'L CORPORATION


                          SUMMARY OF THE TRANSACTIONS

     Pursuant to the Merger Agreement, on May 8, 1998 Foxfire commenced the Tender Offer to purchase all of the Shares at a purchase price of $9.00 per Share. Consummation of the Tender Offer was subject to certain conditions including, among others, that 66-2/3% of the outstanding Shares be validly tendered, and not withdrawn, pursuant to the Tender Offer (the "Minimum Tender Condition"). The Tender Offer was consummated on June 10, 1998 and immediately thereafter Foxfire was merged into Farah in the Merger. Farah was the surviving corporation in the Merger and is a wholly-owned subsidiary of TSI. The aggregate consideration paid to the shareholders and optionholders of Farah was approximately $95.8 million. See "The Transactions -- Farah Acquisition."

     To finance the purchase price for the Farah Acquisition, the repayment of approximately $5.9 million and $57.9 million of debt outstanding under TSI's existing credit facility and Farah's existing credit facility, respectively (together, the "Existing Credit Facilities"), and the redemption of approximately $1.7 million of Farah's 8.50% convertible subordinated debentures due 2004 (the "Convertible Debentures"), concurrently with the consummation of the Tender Offer the Company entered into (i) a $100.0 million bridge financing facility (the "Bridge Facility") with Prudential Securities Credit Corp. (the "Bridge Lender"), an affiliate of the Initial Purchaser, and (ii) a new $85.0 million revolving credit facility (the "New Credit Facility") arranged by Fleet Capital Corporation ("Fleet"). In connection with the closing of the Offering, the Company has entered into discussions with its lenders to increase the borrowing availability under the New Credit Facility to $110.0 million, subject to borrowing base limitations (the "Credit Facility Increase"). However, no assurance can be given that the Company will obtain the Credit Facility Increase. The Company intends to use the net proceeds from the Offering, together with borrowings under the New Credit Facility, to repay all debt outstanding under the Bridge Facility. See "Use of Proceeds."

     The Farah Acquisition, the borrowings under the Bridge Facility and the New Credit Facility to finance the Farah Acquisition, the repayment of the Existing Credit Facilities, the redemption of the Convertible Debentures and the Offering and the application of the net proceeds therefrom, are collectively referred to herein as the "Transactions."

     The following table sets forth the estimated sources and uses of funds for the Transactions (assuming that the Transactions occurred concurrently (and consequently no borrowings were necessary under the Bridge Facility) on June 10,
1998).

                                                                  AMOUNT
                                                                  ------
                                                              (IN THOUSANDS)
SOURCES OF FUNDS:
  11% Senior Subordinated Notes due 2008....................     $100,000
  New Credit Facility(1)....................................       70,397
                                                                 --------
     Total sources..........................................     $170,397
                                                                 ========
USES OF FUNDS:
  Farah Acquisition.........................................     $ 95,848
  Repayment of Existing Credit Facilities(2)................       63,821
  Redemption of Convertible Debentures(3)...................        1,728
  Estimated fees and expenses(4)............................        9,000
                                                                 --------
     Total uses.............................................     $170,397
                                                                 ========

---------------

(1) Upon consummation of the Transactions, the Company will have approximately $14.6 million (or, assuming the Company obtains the Credit Facility Increase, $39.6 million) of borrowing availability under the New Credit Facility, subject to borrowing base limitations. See "Description of Other Indebtedness -- New Credit Facility."
(2) TSI's Existing Credit Facility expires in January 1999 and, as of April 4, 1998, debt outstanding thereunder accrued interest at a weighted average interest rate of approximately 8.5% per annum. Farah's Existing Credit Facility expires in July 2001 and, as of February 1, 1998, debt outstanding thereunder accrued interest at a weighted average interest rate of approximately 8.7% per annum.
(3) The Convertible Debentures mature in February 2004 and accrue interest at a fixed rate of 8.5% per annum.
(4) Includes (i) an aggregate of $1.0 million of fees paid to the Initial Purchaser in its capacity as dealer manager in connection with the Tender Offer and as financial advisor in connection with the Farah Acquisition,
    (ii) the discount of $2.8 million payable to the Initial Purchaser in connection with the Offering, (iii) fees of $500,000 paid to the Bridge Lender in connection with the Bridge Facility, (iv) fees of $1.1 million paid to Fleet and the other lenders in connection with the New Credit Facility, (v) a fee of $198,000 paid under Farah's Existing Credit Facility as a prepayment premium and (vi) estimated legal, accounting and other fees and expenses aggregating $3.4 million payable in connection with the Transactions.

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The summary unaudited pro forma combined financial data give effect to the Transactions as if they had been consummated on September 29, 1996, September 28, 1997 and March 30, 1997, in the case of the summary unaudited pro forma combined statement of operations data for fiscal 1997 and the twenty-seven weeks and the twelve months ended April 4, 1998, respectively, and on April 4, 1998, in the case of the summary unaudited pro forma combined balance sheet data. The summary unaudited pro forma combined financial data is presented for illustrative purposes only and is not necessarily indicative of what the Company's actual financial position or results of operations would have been had the Transactions been consummated as of the above-referenced dates or of the financial position or results of operations of the Company for any future period. See "Unaudited Pro Forma Combined Financial Data."

                                                                             PRO FORMA
                                                            -------------------------------------------
                                                                          TWENTY-SEVEN    TWELVE MONTHS
                                                                           WEEKS ENDED        ENDED
                                                            FISCAL 1997   APRIL 4, 1998   APRIL 4, 1998
                                                            -----------   -------------   -------------
                                                                   (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS DATA:
Net sales.................................................   $425,411       $218,265        $433,625
Cost of goods sold........................................    315,427        162,980         322,443
                                                             --------       --------        --------
Gross profit..............................................    109,984         55,285         111,182
Selling, general and administrative expenses..............     86,764         42,525          86,575
Termination of foreign operations.........................      5,106          6,624           6,624
Production conversion expenses............................      2,061            642           1,789
Relocation expenses.......................................        904          1,358           1,696
                                                             --------       --------        --------
Operating income..........................................     15,149          4,136          14,498
Interest expense, net(1)..................................     18,750          9,721          18,730
Other expense, net........................................        231            861             447
                                                             --------       --------        --------
Loss before income tax....................................     (3,832)        (6,446)         (4,679)
Income tax benefit........................................     (3,802)        (2,914)         (4,623)
                                                             --------       --------        --------
Net (loss)................................................   $    (30)      $ (3,532)       $    (56)
                                                             ========       ========        ========
OTHER DATA:
Depreciation and amortization(1)..........................   $  6,458       $  5,017        $  7,999
EBITDA(2).................................................     28,882         16,211          31,465
Adjusted EBITDA(3)........................................     52,082         27,811          54,665
Cash interest expense(4)..................................     18,185          9,017          18,036
Ratio of Adjusted EBITDA to cash interest expense.........        2.9x           3.1x            3.0x
Ratio of earnings to fixed charges(5).....................         --             --              --

                                                                    PRO FORMA
                                                                      AS OF
                                                                  APRIL 4, 1998
                                                                  --------------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.............................................         $126,095
Total assets................................................          280,033
Long-term debt and obligations under capital leases.........          172,563
Shareholders' equity........................................           44,632

---------------

(1) Interest expense, net and depreciation and amortization include amortization of debt issuance costs of $1.3 million, $909,000 and $1.3 million for fiscal 1997 and the twenty-seven weeks and twelve months ended April 4, 1998, respectively. Interest expense, net also includes interest income of $752,000, $204,000 and $623,000 for fiscal 1997 and the twenty-seven weeks and the twelve months ended April 4, 1998, respectively.

(2) EBITDA represents loss before income tax plus, without duplication, (i) depreciation and amortization, (ii) interest expense, and (iii) special charges incurred by Farah during the periods presented relating to the termination of foreign operations, production conversions and/or relocation expenses (the "Farah Charges"). EBITDA is presented because it provides useful information regarding the Company's ability to service debt. EBITDA should not be considered as an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles).
(3) Adjusted EBITDA represents EBITDA plus $23.2 million of annual cost savings (or $11.6 million for the twenty-seven weeks ended April 4, 1998) that the Company expects to achieve in connection with the Farah Acquisition assuming that all cost savings were achieved at the beginning of the applicable period. See "-- Expected Benefits of the Farah Acquisition -- Cost Saving."
(4) Cash interest expense reflects, for the applicable period, aggregate interest expense during such period minus non-cash interest expense during such period attributable to the amortization of debt issuance costs. On a pro forma basis after giving effect to the Transactions, non-cash interest expense would have been $1.3 million, $909,000 and $1.3 million for fiscal 1997 and the twenty-seven weeks and the twelve months ended April 4, 1998, respectively.
(5) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of deferred financing costs), whether expensed or capitalized, and the portion of rental expense that is representative of the interest factor. On a pro forma basis after giving effect to the Transactions, earnings would have been insufficient to cover fixed charges by $3.9 million, $6.4 million and $4.8 million for fiscal 1997 and the twenty-seven weeks and the twelve months ended April 4, 1998, respectively.

                                  RISK FACTORS

     Prospective investors should carefully consider the following factors in addition to the other information set forth in this Offering Memorandum before making an investment in the Notes offered hereby.

     Certain of the matters discussed in this Offering Memorandum may constitute forward-looking statements for purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included in this Offering Memorandum that address activities, events or developments that TSI expects or anticipates will or may occur in the future, including the successful implementation of TSI's and Farah's new management information systems, the amount and nature of future capital expenditures, business strategies and measures to implement such strategies, competitive strengths, expansion and growth of TSI's business and operations, references to future success, the realization of cost savings and business synergies resulting from the Farah Acquisition and other such matters are forward-looking statements. Such forward-looking statements may involve uncertainties and other factors that may cause the actual results and performance of TSI to be materially different from future results or performance expressed or implied by such statements. Cautionary statements regarding the risks associated with such forward-looking statements include, without limitation, those statements set forth below and elsewhere herein. Among others, factors that could adversely affect actual results and performance include failure to successfully integrate Farah's operations into those of the Company in a timely and efficient manner, the loss of a significant customer, delays in installing or malfunctions of the Company's or Farah's new management information systems, disruption in the operations of independent manufacturers, political or social instability in geographic areas in which the Company's independent manufacturers operate, changes in import and export regulations and sudden increases in raw material or labor prices. All written or oral forward-looking statements attributable to TSI are expressly qualified in their entirety by the foregoing cautionary statement.

INTEGRATION OF FARAH

     The Farah Acquisition will result in a significant increase in the scope of the Company's business. Farah's net sales for fiscal 1997 were approximately $273.7 million, while TSI's net sales for fiscal 1997 were approximately $151.7 million. Specifically, as a result of the Farah Acquisition, the Company will significantly increase (i) the number of its branded and private brand apparel offerings, (ii) the number of its manufacturing and other operating locations,
(iii) the number of its employees, (iv) the geographical scope of its operations and (v) the total scale of its operations. The integration of the operations of Farah with those of the Company, the coordination of purchasing, distribution, manufacturing and warehousing for the combined companies, the coordination of Farah's sales and marketing operations with those of the Company and the implementation of appropriate financial and management systems in connection with the Farah Acquisition will require significant financial resources and substantial attention from the Company's management. Any inability of the Company to successfully integrate Farah in a timely and efficient manner could have a material adverse affect on the Company's business, results of operations and financial condition. In addition, the Company expects to realize certain cost savings and business synergies as a result of the Farah Acquisition. Realization of such cost savings and business synergies could be affected by a number of factors beyond the Company's control, such as general economic conditions, increased operating costs, the response of competitors, customers or employees and regulatory developments. There can be no assurance that the Company will achieve the expected cost savings and business synergies.

SUBSTANTIAL LEVERAGE

     Following consummation of the Transactions, the Company will be highly leveraged. As of April 4, 1998, on a pro forma basis after giving effect to the Transactions, the Company's consolidated debt would have been approximately $176.6 million and its shareholders' equity would have been approximately $44.6 million. In addition, on a pro forma basis after giving effect to the Transactions, the Company's earnings would have been insufficient to cover fixed charges by approximately $4.8 million for the twelve months ended April 4, 1998. See "Capitalization," "Description of the Notes" and "Description of Other Indebtedness."

     The Indenture and the New Credit Facility permit the Company and its subsidiaries to incur additional debt, subject to certain limitations. The degree to which the Company is leveraged will have important consequences for the holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on its debt and will not be available for other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes may be impaired; (iii) the Company's leverage may increase its vulnerability to economic downturns and limit its ability to withstand competitive pressures; (iv) the Company's ability to capitalize on significant business opportunities may be limited; and (v) the Company's leverage may place the Company at a competitive disadvantage in relation to less leveraged competitors.

     The ability of the Company to meet its debt service obligations will depend on the future operating performance and financial results of the Company, which will be subject in part to factors beyond the control of the Company. Although the Company believes that its cash flow will be adequate to meet its interest and principal payments, there can be no assurance that the Company will generate earnings in the future sufficient to cover its fixed charges. If the Company is unable to generate earnings in the future sufficient to cover its fixed charges and is unable to borrow sufficient funds under either the New Credit Facility or from other sources, it may be required to refinance all or a portion of its existing debt (including the Notes) or to sell all or a portion of its assets. There can be no assurance that a refinancing would be possible, nor can there be any assurance as to the timing of any asset sales or the proceeds that the Company could realize therefrom. In addition, the terms of the New Credit Facility and the Indenture restrict the Company's ability to sell assets and the use of the proceeds therefrom. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital
Resources -- Pro Forma Liquidity and Capital Resources" and "Description of Other Indebtedness -- New Credit Facility."

     If for any reason, including a shortfall in anticipated operating results or proceeds from asset sales, the Company were unable to meet its debt service obligations, it would be in default under the terms of the New Credit Facility. In the event of such a default, the lenders under the New Credit Facility could elect to declare all debt thereunder to be immediately due and payable, including accrued and unpaid interest, and to terminate their commitments thereunder to provide funding. In addition, such lenders could proceed against their collateral, which consists of substantially all of the assets of the Company. Any default under the New Credit Facility could result in a default under the Company's other debt or result in a bankruptcy of the Company. Such defaults would delay or preclude payment of principal of, premium, if any, and interest on, the Notes. See "Description of the Notes -- Subordination."

ACQUISITIONS

     The Company intends to pursue acquisitions as part of its business strategy. The Company regularly evaluates acquisition opportunities that would complement its ongoing operations. There can be no assurance that the Company will be able to successfully identify suitable acquisition candidates, obtain sufficient financing on acceptable terms to fund acquisitions, complete acquisitions, integrate acquired operations into its existing operations or profitably manage acquired businesses. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable to those achieved by the Company's existing operations, or otherwise perform as expected. Acquisitions may also involve a number of special risks, including, among others, possible adverse effects on the Company's operating results, diversion of management's attention and the Company's resources, and dependence on retaining, hiring and training key personnel, some or all of which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company competes for acquisition and expansion opportunities with companies that have substantially greater resources than the Company. Although the Company regularly evaluates acquisition opportunities, it currently has no agreements, arrangements or understandings with respect to any acquisitions, other than the Farah Acquisition.

RELIANCE ON KEY CUSTOMERS

     On a pro forma basis after giving effect to the Transactions, sales to the Company's five largest customers would have represented approximately 46.1% of net sales for the twelve months ended April 4, 1998. On a pro forma basis after giving effect to the Transactions, sales to Wal-Mart, Federated Department Stores and Dillard's would have accounted for approximately 17.0%, 8.3% and 8.3%, respectively, of net sales for the twelve months ended April 4, 1998. The Company does not have long-term contracts with any of its customers, and sales to customers generally occur on an order-by-order basis and are subject to certain rights of cancellation and rescheduling by the customer or by the Company. Accordingly, the level of unfilled orders at any given time may not be indicative of eventual actual shipments. In addition, the Company's inability to timely fulfill customer orders may materially and adversely affect the Company's relationships with its customers. Any deterioration in the Company's relationship with any key customers could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company's future financial condition and results of operations will depend to a significant extent upon the commercial success of its major customers and their continued willingness to purchase the Company's products. Any significant downturn in the business of the Company's major customers or their commitment to the Company's programs or brands could cause those customers to reduce or discontinue their purchases from the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Customers and Customer Service."

APPAREL INDUSTRY

     The apparel industry has historically been subject to cyclical variations, and a recession in the general economy or uncertainties regarding future economic prospects that affect consumer spending habits could have a material adverse effect on the Company's business, results of operations and financial condition. The Company believes that its success depends in large part upon its ability to anticipate, gauge and respond to changing consumer demands and fashion trends in a timely manner. Failure by the Company to identify and respond appropriately to changing consumer demands and fashion trends could adversely affect consumer acceptance of the Company's products and may have a material adverse effect on the Company's business, results of operations and financial condition.

     Additionally, a number of apparel retailers have experienced significant changes and difficulties over the past several years, including consolidation of ownership, increased centralization of buying decisions, restructurings, bankruptcies and liquidations. During past years, various apparel retailers, including some of the Company's customers, have experienced financial problems that have increased the risk of extending credit to such retailers. Financial problems with respect to any of the Company's customers could cause the Company to reduce or discontinue business with such customers or require the Company to assume more credit risk relating to such customers' receivables, either of which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Industry."

COMPETITION

     The apparel industry is highly competitive and TSI and Farah compete with numerous apparel manufacturers, including brand name and private brand producers, and retailers which have established, or may establish, internal product development and sourcing capabilities. TSI's and Farah's products also compete with a substantial number of designer and non-designer product lines. Many of TSI's and Farah's competitors and potential competitors have greater financial, manufacturing and distribution resources than TSI and Farah. Any increased competition from manufacturers or retailers, or any increased success by existing competition, could have a material adverse effect on the Company's business, results of operations and financial condition. See
"Business -- Competition."

DEPENDENCE ON INTELLECTUAL PROPERTY; RISK OF INFRINGEMENT CLAIMS

     TSI and Farah use a number of trademarks, certain of which TSI and Farah have registered with the United States Patent and Trademark Office. The Company believes these registered and common law trademarks and other proprietary rights are important to its success and its competitive position. TSI and Farah experience, from time to time, challenges to the use or registration of certain of their trademarks and use of their trade dress. Levi Strauss & Co. recently brought suit against TSI alleging, among other things, that a TSI trademark and the trade dress used in the labeling and packaging of certain TSI products infringe upon certain of Levi Strauss & Co.'s proprietary trademark and trade dress rights. The outcome of the litigation cannot be determined at this time. Nevertheless, in an attempt to limit TSI's liability, if any, with respect to such alleged infringement, TSI has unilaterally altered the trademark and trade dress which are currently the subject of this lawsuit. There can be no assurance, however, that the modifications made to the subject trademark and trade dress do not infringe upon Levi Strauss & Co.'s rights or that Levi Strauss & Co. will not continue to seek to recover damages and attorneys' fees from TSI with respect to the use of this modified trademark and trade dress, or with respect to the trademark and trade dress prior to modification. See "Business -- Legal Proceedings." Additionally, there can be no assurance that TSI's and Farah's other trademarks and proprietary rights do not or will not violate the proprietary rights of others, that they would be upheld if challenged or that TSI or Farah would not be prevented, in any such event, from using its trademarks or other proprietary rights, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. In the event of litigation arising from alleged infringement, any claiming party may have significantly greater resources than the Company to pursue such litigation, and the Company could be forced to incur substantial costs to defend such litigation. In addition, if any such party is successful in challenging the Company's or Farah's trademarks or use of trade dress, the Company could be forced to pay significant damages or required to enter into expensive royalty or licensing arrangements with such third party. Accordingly, any such litigation could have a material adverse effect on the Company's business, results of operations and financial condition.

     In addition, TSI and Farah use various trademarks owned by other companies in the promotion, distribution and sale of their products pursuant to licensing agreements. From time to time, the Company has been engaged in litigation regarding its licensing arrangements. There can be no assurance that any of the licensing agreements will not be terminated or will be renewed in the future. In the event TSI and Farah are unable to use the trademarks of such other companies in the future, the Company's business, results of operations and financial condition may be materially adversely affected. See "Business -- Trademarks and Licenses."

DEPENDENCE ON KEY PERSONNEL

     The Company's continued success is dependent upon its ability to retain its senior management as well as its ability to attract and retain qualified management, administrative and sales personnel to support its existing operations and future growth. The loss of the services of any members of its senior management, or the inability to attract and retain other qualified personnel, could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management."

PRICE AND AVAILABILITY OF RAW MATERIALS

     The principal fabrics used in the Company's and Farah's apparel consist of cotton, wool, synthetic and blended fabrics. These fabrics, with the quality the Company and Farah require, are available from a limited number of suppliers. The prices paid by the Company and Farah for such fabrics are largely dependent on the market prices for the raw materials used to produce them, namely cotton, wool, rayon and polyester. The price and availability of such raw materials and, in turn, the fabrics used in the Company's and Farah's apparel may fluctuate significantly, depending on a variety of factors, including crop yields and weather patterns. In the event that the Company is required to obtain fabrics from sources other than its current suppliers, the quality of available fabrics also may fluctuate significantly. Fluctuations in the price, availability and quality of the fabrics or other raw materials used by the Company could have a material adverse effect on the Company's cost of sales or its ability to meet its customers' demands and, as a result, could have a material adverse effect on the Company's business, results of operations and financial condition. There also can be no assurance that the Company will be able to pass along to its customers all, or any portion of, any future increases in the prices paid for the fabrics used in the manufacture of the Company's products. See
"Business -- Production."

DEPENDENCE ON INDEPENDENT MANUFACTURERS

     TSI and Farah use independent manufacturers to assemble or produce a substantial portion of their respective products. The Company and Farah are dependent upon the ability of their independent manufacturers to adequately finance the assembly or production of goods ordered and maintain sufficient manufacturing capacity. The use of independent manufacturers to assemble or produce finished goods and the resulting lack of direct control could subject the Company to difficulty in obtaining timely delivery of products of acceptable quality. Neither the Company nor Farah generally has long-term contracts with any independent manufacturers. Alternative manufacturers, if available, may not be able to provide the Company with products or services of a comparable quality, at an acceptable price or on a timely basis. There can be no assurance that there will not be a disruption in the supply of the Company's products from its independent manufacturers or, in the event of a disruption, that the Company would be able to substitute in a timely manner suitable alternative manufacturers. The failure of any independent manufacturer to perform or the loss of any independent manufacturer could have a material adverse effect on the Company's business, results of operations and financial condition. See
"Business -- Production."

INTERNATIONAL SOURCING AND MANUFACTURING

     During fiscal 1997 and the twenty-seven weeks ended April 4, 1998, all of TSI's products were assembled or produced by independent manufacturers operating outside the United States, primarily in the Dominican Republic and, to a lesser extent, Mexico. In addition, substantially all of Farah's products have historically been assembled outside the United States, with a significant portion of such production occurring in Mexico and Costa Rica. Accordingly, the Company expects that after the Farah Acquisition almost all of its products will be assembled or produced outside the United States. Generally, neither the Company nor Farah has any long-term contracts with its independent manufacturers. There can be no assurance that the Company will not experience difficulties with such manufacturers, which could include a reduced availability of production capacity, failure to meet production deadlines or increases in manufacturing costs. In addition, the use of foreign manufacturers requires the Company to order products further in advance to account for additional transportation time. If the Company overestimates customer demand, it may be required to hold goods in inventory which it may be unable to sell at historical margins; if it underestimates customer demand, the Company may not be able to fill orders on a timely basis.

     International manufacturing is subject to a number of other risks including work stoppages, transportation delays and interruptions, delays and interruptions resulting from natural disasters, political instability, economic disruptions, expropriation, nationalization, the imposition of tariffs and import and export controls, changes in governmental policies and other events. Any such event could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, a significant portion of Farah's manufacturing operations are located in a number of countries outside the United States. As a consequence, following the Farah Acquisition, the Company will be subject to additional risks associated with owning and operating manufacturing facilities abroad. These include, among others, the risks of becoming subject to labor laws and other government regulations imposed by the countries in which the Company operates. Any such adverse change could result in loss of revenues, customer orders and customer goodwill and could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company and Farah are also exposed to foreign currency risk. Although TSI and, to a lesser extent Farah, have historically contracted to assemble or produce substantially all of their goods in United States dollars, reductions in the value of the United States dollar could increase the prices that the Company pays for its products, which increases the Company may not be able to pass on to its customers. Any such price increases could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Production."

IMPORTS AND IMPORT RESTRICTIONS

     Substantially all of TSI's and Farah's import operations are subject to the terms of bilateral textile agreements between the United States and a number of countries, which agreements impose quotas on the amount and type of goods that can be imported into the United States from these countries. Pursuant to international agreements and/or United States laws, these bilateral textile agreements allow, and any future bilateral textile agreement may allow, the United States, under certain circumstances, to impose restraints at any time on the importation of additional or new categories of merchandise. The Company's imported products are also subject to United States customs duties. On a pro forma basis after giving effect to the Transactions, such duties would have represented approximately 4.6% of the Company's cost of goods sold for the twelve months ended April 4, 1998.

     The United States and the countries in which TSI's and Farah's products are manufactured may from time to time impose new quotas, duties, tariffs or other restrictions or adversely adjust presently prevailing quotas, duties or tariffs. In addition, the United States may bar imports of products that are found to have been manufactured by convict, forced or indentured labor and may withdraw the "most favored nation" status of certain countries, which could result in the imposition of higher tariffs on products imported from such countries. Any such new or adjusted restrictions could have a material adverse effect on the Company's business, results of operations and financial condition. See
"Business -- Imports and Import Regulations."

MANAGEMENT INFORMATION SYSTEMS

     TSI and Farah rely upon the accuracy and proper utilization of their respective management information systems to provide timely distribution services and to properly track their respective operating results. The Company began implementation of a new, integrated management information system in the second quarter of fiscal 1998 and continues to integrate additional functions. The Company expects that it will need to modify its management information systems as a result of the Farah Acquisition. Further modification and refinement will be required as the Company grows and its business needs change. The occurrence of a significant system failure or the Company's inability to modify its management information systems to respond to the Farah Acquisition and other changes in its business needs could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business -- Management Information Systems."

CONTROL BY PRINCIPAL SHAREHOLDERS

     As of May 12, 1998, William W. Compton, the Company's Chairman of the Board and Chief Executive Officer, and Michael Kagan, the Company's Executive Vice President and Chief Financial Officer, owned or controlled approximately 12.5% and 7.5%, respectively, of the outstanding shares of TSI's common stock (the "Common Stock"). As of such date, Accel, S.A. de C.V., a Mexican corporation ("Accel"), owned approximately 21.1% of the outstanding shares of the Common Stock. In addition, pursuant to TSI's Amended and Restated Articles of Incorporation, Accel currently has the right to nominate two persons to stand for election to TSI's seven-member Board of Directors, and separate family limited partnerships controlled by Messrs. Compton and Kagan, respectively, each currently has the right to nominate one person to stand for election to TSI's seven-member Board of Directors. Moreover, Accel and Messrs. Compton and Kagan and their respective family limited partnerships have entered into a shareholders' agreement pursuant to which, among other things, each of them has agreed to vote the shares of Common Stock owned or controlled by them to elect the nominees of the other parties to the shareholders' agreement to TSI's Board of Directors. In light of the foregoing, such persons will effectively have the ability to significantly influence the election of TSI's directors and the outcome of all other issues submitted to TSI's shareholders. See "Management" and "Principal Shareholders."

SEASONALITY

     Historically, TSI's and Farah's businesses have been seasonal, with slightly higher sales and income in their respective second and fourth fiscal quarters, just prior to and during the two peak retail selling seasons for spring and fall merchandise. In addition, certain of TSI's and Farah's products, such as shorts and corduroy pants, tend to be seasonal in nature. In the event such products represent a greater percentage of the Company's sales in the future, the seasonality of the Company's sales may be increased.

RANKING OF THE NOTES AND THE SUBSIDIARY GUARANTEES

     The Notes and the Subsidiary Guarantees will be general unsecured obligations of the Company and the Subsidiary Guarantors, respectively, subordinated in right of payment to all existing and future senior debt of the Company and the Subsidiary Guarantors, including Debt under the New Credit Facility. As of April 4, 1998, on a pro forma basis after giving effect to the Transactions, the Company and the Subsidiary Guarantors would have had an aggregate of approximately $76.6 million of Debt outstanding ranking senior to the Notes, and the Company would have had $14.6 million (or, assuming the Company obtains the Credit Facility Increase, $39.6 million) of additional borrowing availability under the New Credit Facility (subject to borrowing base limitations), all of which would be Senior Debt. In the event of a bankruptcy, liquidation or reorganization of the Company or a Subsidiary Guarantor, the assets of the Company or such Subsidiary Guarantor would be available to pay obligations on the Notes only after all senior debt of the Company or such Subsidiary Guarantor, as the case may be, has been repaid in full. Consequently, sufficient assets may not exist to pay amounts due on the Notes. In addition, the subordination provisions of the Indenture provide that no cash payments may be made with respect to the Notes during the continuance of a payment default under certain Senior Debt of the Company. Furthermore, if certain nonpayment defaults exist with respect to certain Senior Debt, the holders of such Senior Debt would be able to prevent payments of principal of, premium, if any, and interest on, the Notes for certain periods of time. See "Description of the Notes -- Subordination."

     None of TSI's or Farah's non-United States subsidiaries will be Subsidiary Guarantors, and the Notes will be effectively subordinated in right of payment to all debt and other liabilities (including trade payables) of these subsidiaries. As of April 4, 1998, on a pro forma basis after giving effect to the Transactions, TSI's subsidiaries that are not Subsidiary Guarantors would have had approximately $3.8 million of accounts payable and third party debt outstanding. The right of the Company to receive assets of any of its subsidiaries that are not Subsidiary Guarantors upon liquidation or reorganization of such subsidiary will be subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent the Company itself is recognized as a creditor of such subsidiary. See "Description of the Notes -- Subordination."

RESTRICTIONS IMPOSED BY THE NEW CREDIT FACILITY AND THE INDENTURE

     The New Credit Facility and the Indenture will contain a number of significant covenants which, among other things, will restrict the ability of the Company to dispose of assets, incur additional debt, repay other debt, pay dividends, make certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the best interest of the Company. In addition, the New Credit Facility will also require the Company to maintain compliance with certain financial ratios. The ability of the Company to comply with such ratios may be affected by events beyond the Company's control. A breach of any of these covenants or the inability of the Company to comply with the required financial ratios could result in a default under the New Credit Facility. In the event of such a default, the lenders under the New Credit Facility could elect to declare all debt thereunder to be immediately due and payable, including accrued and unpaid interest, and to terminate their commitments thereunder to provide funding. In addition, such lenders could proceed against their collateral, which consists of substantially all of the assets of the Company. Any default under the New Credit Facility could result in a default under the Company's other debt or result in a bankruptcy of the Company. Such defaults would delay or preclude payment of principal of, premium, if any, and interest on, the Notes. See "Description of the Notes" and "Description of Other Indebtedness -- New Credit Facility."

LIMITATION ON SUBSIDIARY GUARANTEES; FRAUDULENT CONVEYANCE CONCERNS

     The issuance of a Subsidiary Guarantee by a Subsidiary Guarantor may be subject to review under federal or state fraudulent conveyance laws in the event of the bankruptcy or other financial difficulty of such Subsidiary Guarantor. Depending upon the standard applied in connection with such review, such review could result in the debt evidenced by a Subsidiary Guarantee being voided or subordinated to all other debt of such Subsidiary Guarantor (in addition to the Senior Debt of such Subsidiary Guarantor to which such

Subsidiary Guarantee is expressly subordinated), and could result in payments previously made in respect of such Subsidiary Guarantee being returned to such Subsidiary Guarantor.

     For example, under applicable law, if a court, in a lawsuit by an unpaid creditor or representative of creditors of a Subsidiary Guarantor, were to find that when such Subsidiary Guarantor incurred the debt evidenced by its Subsidiary Guarantee, such Subsidiary Guarantor (a)(i) was insolvent or was rendered insolvent by reason of such incurrence, (ii) was engaged in a business or transaction for which the assets remaining with such Subsidiary Guarantor constituted unreasonably small capital or (iii) intended to incur, or believed (or reasonably should have believed) that it would incur, debt beyond its ability to pay such debt as it matures and (b) received less than reasonably equivalent value or fair consideration for the incurrence of such debt, then the Subsidiary Guarantee could be voided, or claims in respect of the Subsidiary Guarantee could be subordinated to all other debt of such Subsidiary Guarantor. In addition, any amounts previously paid by a Subsidiary Guarantor pursuant to a Subsidiary Guarantee could be voided and required to be returned to such Subsidiary Guarantor, or to a fund for the benefit of the creditors of such Subsidiary Guarantor. The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction being applied. Generally, however, a Subsidiary Guarantor would be considered insolvent if (i) the sum of its debts, including contingent liabilities, is greater than the saleable value of all of its assets at a fair valuation or if the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured or (ii) it could not pay its debts as they become due.

     A court will likely find that a Subsidiary Guarantor did not receive fair consideration or reasonably equivalent value for its guarantee to the extent that its liability thereunder exceeds any direct benefit it received from the issuance of the Notes. Each Subsidiary Guarantee will limit the liability of the Subsidiary Guarantor thereunder to the maximum amount that it could pay without the guarantee being deemed a fraudulent transfer. There can be no assurance that this limitation will be effective. If this limitation is not effective, the issuance of a Subsidiary Guarantee by a Subsidiary Guarantor could be deemed to render insolvent such Subsidiary Guarantor. If this limitation is effective, there can be no assurance that the limited amount so guaranteed would be sufficient to pay amounts owed under the Notes and the Indenture in full.

LIMITATION ON CHANGE OF CONTROL

     The Indenture requires the Company, in the event of a Change of Control, to make an offer to purchase all outstanding Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The New Credit Facility will restrict such a purchase and such an offer would require the approval of the lenders thereunder. In addition, certain events involving a change of control may be an event of default under the New Credit Facility or other debt of the Company that may be incurred in the future. Accordingly, the right of the holders of the Notes to require the Company to repurchase the Notes may be of limited value if the Company cannot obtain the required approval under the New Credit Facility. In addition, even if such approval were obtained, there can be no assurance that the Company will have the financial resources necessary to purchase the Notes upon a Change of Control. Failure to offer to repurchase the Notes under such circumstances, however, would constitute an event default under the Indenture. See "Description of the Notes -- Repurchase at the Option of Holders Upon Change of Control."

LACK OF PUBLIC MARKET FOR THE NOTES; RESTRICTIONS ON RESALE

     The Notes are a new issuance of securities for which there is currently no trading market. The Notes will not be listed on any securities exchange. While the Notes are expected to be eligible for trading in the PORTAL market, there can be no assurance that an active trading market for the Notes will develop on the PORTAL market or elsewhere. The Company has been advised by the Initial Purchaser that it intends to make a market in the Notes after consummation of the Offering; however, the Initial Purchaser is not obligated to do so, and any such market making activities may be discontinued at any time without notice.

     The Company has agreed to use its best efforts to effect a registered Exchange Offer for the Notes. Until the Company performs its obligations under the Registration Rights Agreement, the Notes may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, the Company will file a Shelf Registration Statement covering resales of the Notes and use its best efforts to (i) cause the Shelf Registration Statement to be declared effective under the Securities Act and (ii) keep the Shelf Registration Statement effective until two years after the Original Issue Date (or until one year after the Original Issue Date if the Shelf Registration Statement is filed at the request of the Initial Purchaser under certain circumstances). There can be no assurance, however, even following registration of the Notes, that a trading market for the Notes or the Exchange Notes will develop. If the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and other factors. See "Exchange Offer; Registration Rights."

YEAR 2000

     The "Year 2000 Issue" is the result of computer programs and systems having been designed and developed to use two digits, rather than four, to define the applicable year. As a result, these computer programs and systems may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     The new or upgraded management information systems which TSI began implementing in the second quarter of fiscal 1998 will, among other things, address problems resulting from the Year 2000 Issue. The Year 2000 Issue impacts TSI's main operating system which includes subsystems related to customer analysis, order processing, planning, procurement, production and sales. While the new management information system, which is Year 2000 compliant, will not be operational until approximately the third quarter of fiscal 1999, TSI plans to have all existing systems Year 2000 compliant by the first quarter of fiscal 1999 and plans to spend up to $500,000 for this portion of its systems upgrade.

     Based on assessments made during fiscal 1996 and 1997, Farah decided to replace its entire inventory management, warehouse distribution and order processing systems so that those systems will be Year 2000 compliant. Farah will utilize both internal and external resources to reprogram or replace and test the software for Year 2000 modifications. The Company plans to complete the inventory management and order processing portions of Farah's Year 2000 project no later than December 31, 1998 and plans to complete the remainder of the project by June 30, 1999. Farah incurred $1.0 million in costs attributable to Year 2000 compliance in fiscal 1997 and expects to incur an additional $2.6 million in fiscal 1998. The majority of these costs have been and will continue to be capitalized, as they relate to software purchases and development.

     The Company and Farah are currently communicating with all significant suppliers and large customers to determine the extent to which the Company and Farah are vulnerable to those third parties' failure to remediate their own Year 2000 Issues. The Company believes that the modifications and conversions that it and Farah are making and plan to make will allow it to mitigate problems resulting from the Year 2000 Issue. However, if such modifications and conversions are not made or are not completed timely, the Year 2000 Issue could have a material adverse effect on the Company's business, results of operations and financial condition.

                                USE OF PROCEEDS

     The net proceeds of the Offering are estimated to be $95.6 million. The Company financed the Farah Acquisition, the repayment of the Existing Credit Facilities and the redemption of the Convertible Debentures with borrowings of $100.0 million under the Bridge Facility and approximately $70.4 million under the New Credit Facility. The Company intends to use the net proceeds from the Offering, together with borrowings under the New Credit Facility, to repay all debt outstanding under the Bridge Facility. For a description of certain terms of the Bridge Facility and the New Credit Facility, see "Description of Other Indebtedness -- Bridge Facility" and " -- New Credit Facility."

     The following table sets forth the estimated sources and uses of funds for the Transactions (assuming that the Transactions occurred concurrently (and consequently no borrowings were necessary under the Bridge Facility) on June 10,
1998).

                                                                  AMOUNT
                                                                  ------
                                                              (IN THOUSANDS)
SOURCES OF FUNDS:
  11% Senior Subordinated Notes due 2008....................     $100,000
  New Credit Facility(1)....................................       70,397
                                                                 --------
     Total sources..........................................     $170,397
                                                                 ========
USES OF FUNDS:
  Farah Acquisition.........................................     $ 95,848
  Repayment of Existing Credit Facilities(2)................       63,821
  Redemption of Convertible Debentures(3)...................        1,728
  Estimated fees and expenses(4)............................        9,000
                                                                 --------
     Total uses.............................................     $170,397
                                                                 ========

---------------

(1) Upon consummation of the Transactions, the Company will have approximately $14.6 million (or, assuming the Company obtains the Credit Facility Increase, $39.6 million) of borrowing availability under the New Credit Facility, subject to borrowing base limitations. See "Description of Other Indebtedness -- New Credit Facility."
(2) TSI's Existing Credit Facility expires in January 1999 and, as of April 4, 1998, debt outstanding thereunder accrued interest at a weighted average interest rate of approximately 8.5% per annum. Farah's Existing Credit Facility expires in July 2001 and, as of February 1, 1998, debt outstanding thereunder accrued interest at a weighted average interest rate of approximately 8.7% per annum.
(3) The Convertible Debentures mature in February 2004 and accrue interest at a fixed rate of 8.5% per annum.
(4) Includes (i) an aggregate of $1.0 million of fees paid to the Initial Purchaser in its capacity as dealer manager in connection with the Tender Offer and as financial advisor in connection with the Farah Acquisition,
    (ii) the discount of $2.8 million payable to the Initial Purchaser in connection with the Offering, (iii) fees of $500,000 paid to the Bridge Lender in connection with the Bridge Facility, (iv) fees of $1.1 million paid to Fleet and the other lenders in connection with the New Credit Facility, (v) a fee of $198,000 paid under Farah's Existing Credit Facility as a prepayment premium and (vi) estimated legal, accounting and other fees and expenses aggregating $3.4 million payable in connection with the Transactions.

                                 CAPITALIZATION

     The following table sets forth as of April 4, 1998 (i) the actual capitalization of TSI and (ii) the pro forma capitalization of TSI after giving effect to the Transactions. This table should be read in conjunction with "Unaudited Pro Forma Combined Financial Data" and the Consolidated Financial Statements of TSI and Farah, including the notes thereto, appearing elsewhere in this Offering Memorandum.

                                                                 APRIL 4, 1998
                                                              -------------------
                                                              ACTUAL    PRO FORMA
                                                              -------   ---------
                                                                (IN THOUSANDS)
Short-term debt(1):
  Current portion of long-term debt and obligations under
     capital leases.........................................  $ 1,269   $  4,077
                                                              =======   ========
Long-term debt(1):
  Existing Credit Facility of TSI(2)........................  $ 5,986   $     --
  New Credit Facility(3)....................................       --     55,360
  Real estate loan..........................................    9,385      9,385
  11% Senior Subordinated Notes due 2008....................       --    100,000
  Other long-term debt and obligations under capital
     leases.................................................      439      7,817
                                                              -------   --------
     Total long-term debt...................................   15,810    172,562
                                                              -------   --------
          Total debt........................................   17,079    176,639
Shareholders' equity:
  Preferred Stock, $.01 par value;
     10,000,000 shares authorized;
     no shares issued and outstanding.......................       --         --
  Common Stock, $.01 par value;
     50,000,000 shares authorized;
     7,600,000 shares issued and outstanding(4).............       76         76
  Additional paid-in capital................................   17,270     17,270
  Retained earnings.........................................   27,286     27,286
                                                              -------   --------
     Total shareholders' equity.............................   44,632     44,632
                                                              -------   --------
          Total capitalization..............................  $61,711   $221,271
                                                              =======   ========

---------------

(1) See Note 5 to the Consolidated Financial Statements of the Company and Note 3 to the Consolidated Financial Statements of Farah for a discussion of the Company's and Farah's outstanding debt, respectively.
(2) In connection with the Transactions, all debt outstanding under the Company's Existing Credit Facility was repaid and the Existing Credit Facilities were replaced by the New Credit Facility. See "Use of Proceeds."
(3) Upon consummation of the Transactions, the Company will have approximately $14.6 million (or, assuming the Company obtains the Credit Facility Increase, $39.6 million) of borrowing availability under the New Credit Facility, subject to borrowing base limitations. See "Description of Other Indebtedness -- New Credit Facility."
(4) Excludes an aggregate of 405,750 shares of Common Stock issuable upon the exercise of outstanding stock options.

                                THE TRANSACTIONS

FARAH ACQUISITION

     On June 10, 1998, the Farah Acquisition was consummated in accordance with the Merger Agreement among TSI, Foxfire and Farah. Pursuant to the Merger Agreement, on May 8, 1998 Foxfire commenced the Tender Offer to purchase all of the Shares at a purchase price of $9.00 per Share. The aggregate consideration paid to the shareholders and optionholders of Farah was approximately $95.8 million. The Board of Directors of Farah (the "Farah Board") unanimously approved the Farah Acquisition, determined that the purchase price was fair to the shareholders of Farah and recommended that all shareholders of Farah tender their Shares pursuant to the Tender Offer.

     Consummation of the Tender Offer was conditioned upon, among other things,
(i) satisfaction of the Minimum Tender Condition and (ii) the expiration or termination of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Tender Offer (which waiting period expired on June 4, 1998). The Tender Offer expired at 12:00 Midnight, New York City time, on June 5, 1998. The Tender Offer was consummated on June 10, 1998 and immediately thereafter Foxfire was merged into Farah in the Merger. Farah was the surviving corporation in the Merger and is a wholly-owned subsidiary of TSI. Certain customary covenants of the Company contained in the Merger Agreement survived consummation of the Merger.

BRIDGE FACILITY AND NEW CREDIT FACILITY

     To finance the Farah Acquisition, the repayment of the Existing Credit Facilities and the redemption of the Convertible Debentures, concurrently with the consummation of the Tender Offer the Company entered into the Bridge Facility and the New Credit Facility. The Bridge Facility provided for aggregate borrowing availability of $100.0 million and was fully drawn upon consummation of the Tender Offer. For a description of certain terms of the Bridge Facility, see "Description of Other Indebtedness -- Bridge Facility."

     The New Credit Facility, which replaced the Existing Credit Facilities, was arranged by Fleet and permits revolving borrowings and letter of credit issuances in an aggregate principal amount of $85.0 million, subject to borrowing base limitations. The New Credit Facility has a term of five years. In connection with the closing of the Offering, the Company has entered into discussions with its lenders to obtain the Credit Facility Increase, which the Company expects will increase the borrowing availability under the New Credit Facility to $110.0 million, subject to borrowing base limitations. However, no assurance can be given that the Company will obtain the Credit Facility Increase. For a description of certain terms of the New Credit Facility, see "Description of Other Indebtedness -- New Credit Facility."

                SELECTED HISTORICAL FINANCIAL INFORMATION OF TSI

     The selected consolidated financial data of TSI set forth below for, and as of the end of, fiscal 1993, 1994, 1995, 1996 and 1997, and for, and as of the end of, the twenty-six weeks ended March 29, 1997 and the twenty-seven weeks ended April 4, 1998, have been derived from the consolidated financial statements of TSI, of which (i) the consolidated financial statements of TSI for, and as of the end of, fiscal 1995, 1996 and 1997, the twenty-six weeks ended March 29, 1997 and the twenty-seven weeks ended April 4, 1998 are included elsewhere in this Offering Memorandum, (ii) the consolidated financial statements for, and as of the end of, fiscal 1993, 1994, 1995, 1996 and 1997 were audited by Ernst & Young LLP, independent auditors, and (iii) the consolidated financial statements for, and as of the end of, the twenty-six weeks ended March 29, 1997 and the twenty-seven weeks ended April 4, 1998 are unaudited. In the opinion of management, the consolidated financial statements for, and as of the end of, the twenty-six weeks ended March 29, 1997 and the twenty-seven weeks ended April 4, 1998 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for, and the financial position at the end of, each of such periods. The results of operations for the twenty-seven weeks ended April 4, 1998 are not necessarily indicative of the results to be expected for fiscal 1998 or any future period. The selected consolidated financial data below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Offering Memorandum.

                                                                                    TWENTY-    TWENTY-
                                                                                      SIX       SEVEN
                                                                                     WEEKS      WEEKS
                                                 FISCAL YEAR                         ENDED      ENDED
                             ---------------------------------------------------   MARCH 29,   APRIL 4,
                              1993       1994       1995       1996       1997       1997        1998
                             -------   --------   --------   --------   --------   ---------   --------
                                                   (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS
  DATA:
Net sales..................  $74,271   $100,359   $110,064   $117,355   $151,692    $71,359    $82,467
Cost of sales..............   57,726     75,677     87,858     91,132    115,637     54,590     62,696
                             -------   --------   --------   --------   --------    -------    -------
Gross profit...............   16,545     24,682     22,206     26,223     36,055     16,769     19,771
Selling, general and
  administrative
  expenses.................   11,071     14,291     15,060     15,189     19,443      9,623     11,360
                             -------   --------   --------   --------   --------    -------    -------
Operating income...........    5,474     10,391      7,146     11,034     16,612      7,146      8,411
Interest expense, net(1)...    1,644      2,115      3,160      2,498      2,899      1,439        793
Factoring expense..........      463        668        708        373        505        342        393
Other expense (income),
  net......................    1,053       (983)       293        247         32        (62)        (4)
                             -------   --------   --------   --------   --------    -------    -------
Income before income
  taxes....................    2,314      8,591      2,985      7,916     13,176      5,427      7,229
Income taxes...............      946      3,613        825      2,745      4,907      1,958      2,671
                             -------   --------   --------   --------   --------    -------    -------
Net income.................  $ 1,368   $  4,978   $  2,160   $  5,171   $  8,269    $ 3,469    $ 4,558
                             =======   ========   ========   ========   ========    =======    =======
OTHER DATA:
Depreciation and
  amortization.............  $   589   $    953   $  1,226   $  1,431   $  2,121    $   938    $ 1,267
EBITDA(2)..................    4,554     11,670      7,382     11,885     18,232      7,819      9,336
Cash interest expense......    1,644      2,115      3,160      2,498      2,899      1,439        793
Ratio of earnings to fixed
  charges(3)...............     2.2x       4.5x       1.9x       3.7x       5.2x       4.3x       8.9x
BALANCE SHEET DATA:
Working capital............  $ 4,714   $ 23,600   $ 31,655   $ 25,483   $ 30,234    $10,620    $39,502
Total assets...............   41,522     52,023     55,237     63,415     69,658     79,448     79,909
Long-term debt and
  obligations under capital
  leases...................    1,677     20,973     27,175     24,162     24,055      9,277     15,810
Stockholders' equity.......    6,073     11,050     13,211     18,382     26,651     21,874     44,632

---------------

(1) Includes interest income of approximately $7,000, $11,000, $11,000, $40,000, $36,000, $15,000 and $47,000 for fiscal 1993, 1994, 1995, 1996, 1997, the twenty-six weeks ended March 29, 1997 and the twenty-seven weeks ended April 4, 1998, respectively.
(2) EBITDA represents income before income taxes plus, without duplication, (i) depreciation and amortization and (ii) interest expense. EBITDA is presented because it provides useful information regarding the Company's ability to service debt. EBITDA should not be considered as an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles).
(3) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of debt issuance costs), whether expensed or capitalized, and the portion of rental expense that is representative of the interest factor.

               SELECTED HISTORICAL FINANCIAL INFORMATION OF FARAH

     The selected consolidated financial data of Farah set forth below for, and as of the end of, fiscal 1993, 1994, 1995, 1996 and 1997, and for, and as of the end of, the thirteen weeks ended February 2, 1997 and February 1, 1998, have been derived from the consolidated financial statements of Farah, of which (i) the consolidated financial statements of Farah for, and as of the end of, fiscal 1995, 1996 and 1997 and the thirteen weeks ended February 2, 1997 and February 1, 1998 are included elsewhere in this Offering Memorandum, (ii) the consolidated financial statements for, and as of the end of, fiscal 1993, 1994 and 1995 were audited by Arthur Andersen LLP, independent public accountants,
(iii) the consolidated financial statements for, and as of the end of, fiscal 1996 and 1997 were audited by Coopers & Lybrand L.L.P., independent accountants, and (iv) the consolidated financial statements for, and as of the end of, the thirteen weeks ended February 2, 1997 and February 1, 1998 are unaudited. In the opinion of management, the financial statements for, and as of the end of, the thirteen weeks ended February 2, 1997 and February 1, 1998 include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for, and the financial position at the end of, each of such periods. The results of operations for the thirteen weeks ended February 1, 1998 are not necessarily indicative of the results to be expected for fiscal 1998 or any future period. The selected consolidated financial data below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Farah's Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Offering Memorandum.

                                                                                    THIRTEEN WEEKS ENDED
                                               FISCAL YEAR                        -------------------------
                           ----------------------------------------------------   FEBRUARY 2,   FEBRUARY 1,
                             1993       1994       1995       1996       1997        1997          1998
                           --------   --------   --------   --------   --------   -----------   -----------
                                                    (IN THOUSANDS, EXCEPT RATIOS)
STATEMENT OF OPERATIONS
  DATA:
Net sales................  $180,114   $242,775   $240,797   $247,598   $273,719    $ 61,938      $ 59,044
Cost of sales............   127,020    172,300    185,822    183,540    199,790      44,230        43,140
                           --------   --------   --------   --------   --------    --------      --------
Gross profit.............    53,094     70,475     54,975     64,058     73,929      17,708        15,904
Selling, general and
  administrative
  expenses...............    47,372     58,294     68,002     62,189     66,436      16,001        14,075
Termination of foreign
  operations.............        --         --         --         --      5,106       2,462         3,980
Production conversion
  expenses...............     4,000         --         --         --      2,061         272            --
Relocation expenses......        --         --         --         --        904          --           792
                           --------   --------   --------   --------   --------    --------      --------
Operating income
  (loss).................     1,722     12,181    (13,027)     1,869       (578)     (1,027)       (2,943)
Interest expense,
  net(1).................     1,452      1,756      3,726      3,231      3,392         516         1,169
Other (income), net......      (166)      (680)    (1,477)   (11,099)      (342)       (153)          (73)
                           --------   --------   --------   --------   --------    --------      --------
Income (loss) before
  income taxes...........       436     11,105    (15,276)     9,737     (3,628)     (1,390)       (4,039)
Income taxes (benefit)...       304        300     (2,335)     2,981     (3,898)        565          (969)
                           --------   --------   --------   --------   --------    --------      --------
Net income (loss)........  $    132   $ 10,805   $(12,941)  $  6,756   $    270    $ (1,955)     $ (3,070)
                           ========   ========   ========   ========   ========    ========      ========
OTHER DATA:
Depreciation and
  amortization...........  $    654   $    934   $  1,988   $    864   $  2,135    $    (36)     $  1,176
EBITDA(2)................     6,542     13,795     (9,562)    13,832      9,970       1,824         3,078
Ratio of earnings to
  fixed
  charges(3).............      1.1x       3.2x         --       2.4x       0.5x        0.2x            --
BALANCE SHEET DATA:
Working capital..........  $ 33,979   $ 67,384   $ 49,008   $ 58,531   $ 56,063    $ 54,836      $ 51,277
Total assets.............   118,891    158,051    173,827    153,863    175,592     149,624       167,094
Long-term debt...........     1,179      5,170     12,568      4,706     13,771       4,919        15,083
Stockholders' equity.....    43,425     85,961     73,970     82,140     82,714      79,454        79,324

---------------

(1) Includes interest income of approximately $723,000, $723,000, $901,000, $834,000, $716,000, $191,000 and $30,000 for fiscal 1993, 1994, 1995, 1996,
    1997 and the thirteen weeks ended February 2, 1997 and February 1, 1998, respectively.
(2) EBITDA represents income (loss) before income taxes plus, without duplication, (i) depreciation and amortization, (ii) interest expense and
    (iii) the Farah Charges for the periods presented. EBITDA is presented because it provides useful information regarding Farah's ability to service debt. EBITDA should not be considered as an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles).
(3) In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest). Fixed charges consist of interest expense (which includes amortization of debt issuance costs), whether expensed or capitalized, and the portion of rental expense that is representative of the interest factor. For fiscal 1995 and the thirteen weeks ended February 1, 1998, earnings were insufficient to cover fixed charges by $15.3 million and $4.0 million, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements of TSI and Farah, including the notes thereto, appearing elsewhere in this Offering Memorandum.

GENERAL

     On May 1, 1998, TSI entered into the Merger Agreement with Farah and Foxfire, a wholly-owned subsidiary of TSI, pursuant to which Foxfire commenced the Tender Offer to purchase all of the outstanding Shares. The Tender Offer was consummated on June 10, 1998 and immediately thereafter Foxfire was merged into Farah in the Merger. Farah was the surviving corporation in the Merger and is a wholly-owned subsidiary of the Company. The combination of TSI and Farah will create one of the largest marketers and manufacturers of apparel in the United States. The Company will operate the existing businesses of TSI and Farah on a combined basis under a new capital structure. Accordingly, the financial condition and results of operations of the Company after consummation of the Farah Acquisition will not be directly comparable to the historical financial condition or results of operations of TSI or Farah on a stand alone basis. See "Capitalization" and "Unaudited Pro Forma Combined Financial Data."

     As part of its integration plan for the Farah Acquisition, the Company believes that it can achieve at least $23.2 million of annual cost savings by the end of fiscal 1999. These cost savings include (i) a reduction of selling, general and administrative expenses resulting in approximately $2.5 million of annual cost savings (including distribution expenses), (ii) the realization of production efficiencies resulting in approximately $15.2 million of annual cost savings and (iii) improvements in inventory management resulting in approximately $5.5 million of annual cost savings. In addition, following the Farah Acquisition, the Company intends to evaluate Farah's assets in light of TSI's strategic and financial objectives and, to the extent such assets do not fit within those objectives, dispose of or discontinue operating such assets. The Company is currently considering its alternatives with respect to the Farah International and Savane Direct businesses. In addition, the Company intends to close the remainder of Farah's sewing operations in San Jose, Costa Rica. There can be no assurance that any such disposition or closure will be consummated. See "Business -- Integration Plan -- Potential Divestiture Opportunities."

     The retail market experienced a down cycle during calendar 1995. Like many other categories of retail products during this period, the apparel industry suffered from weak customer demand and many apparel manufacturers incurred higher than normal order cancellations. This weak apparel retail environment caused TSI and Farah to offer products below normal selling prices and, in some cases, below cost. This resulted in only small sales increases from fiscal 1995 to fiscal 1996 for both TSI and Farah. In addition, both TSI's and Farah's gross margins weakened in fiscal 1995 but improved during fiscal 1996. A recovery in the retail market began early in calendar 1996, and the Company believes that market conditions returned to historical levels in calendar 1997.

     In response to these difficult market conditions and their negative impact on the Company's business, the Company initiated a capital investment program and operating system and procedure enhancements designed to improve production efficiencies, lower production costs and reduce inventory risks. As a result, TSI has reduced its production cycle from 43 days in fiscal 1995 to 38 days in fiscal 1997, and has reduced average inventory from 94 days of net sales in fiscal 1995 to 70 days in fiscal 1997, while improving customer service and customer order execution.

     TSI and Farah produce similar products and use similar production operations. Because Farah principally markets branded products, the Company expects that it will realize higher average unit selling prices and higher gross margins on sales of Farah products than sales of TSI's private brands. However, Farah's branded programs generally require higher selling, marketing, advertising and customer service costs as a percentage of net sales to generate retailer and consumer awareness of, and demand for, its brands. Because of the similarity of TSI's and Farah's product lines, the Company believes that cost of goods sold for Farah products will generally be comparable to TSI's.

RESULTS OF OPERATIONS FOR TSI

     The following table sets forth, for the periods indicated, selected items in the Company's consolidated statements of operations expressed as a percentage of net sales:

                                                                         TWENTY-SIX   TWENTY-SEVEN
                                                                           WEEKS         WEEKS
                                                      FISCAL YEAR          ENDED         ENDED
                                                 ---------------------   MARCH 29,      APRIL 4,
                                                 1995    1996    1997       1997          1998
                                                 -----   -----   -----   ----------   ------------
Net sales.....................................   100.0%  100.0%  100.0%    100.0%        100.0%
Cost of goods sold............................    79.8    77.7    76.2      76.5          76.0
                                                 -----   -----   -----     -----         -----
Gross profit..................................    20.2    22.3    23.8      23.5          24.0
Selling, general and administrative
  expenses....................................    13.7    12.9    12.8      13.5          13.8
                                                 -----   -----   -----     -----         -----
Operating income..............................     6.5     9.4    11.0      10.0          10.2
Interest expense..............................     2.9     2.1     1.9       2.0           0.9
Factoring expense.............................     0.6     0.3     0.3       0.5           0.5
Other (income) expense, net...................     0.3     0.3     0.1      (0.1)          0.1
                                                 -----   -----   -----     -----         -----
Income before income taxes....................     2.7     6.7     8.7       7.6           8.7
Provision for income taxes....................     0.7     2.3     3.2       2.7           3.2
                                                 -----   -----   -----     -----         -----
     Net income...............................     2.0%    4.4%    5.5%      4.9%          5.5%
                                                 =====   =====   =====     =====         =====

  TWENTY-SEVEN WEEKS ENDED APRIL 4, 1998 COMPARED TO TWENTY-SIX WEEKS ENDED MARCH 29, 1997

     Net Sales. Net sales increased 15.6% to $82.5 million in the first half of fiscal 1998 from $71.4 million in the first half of fiscal 1997. This increase was primarily due to a 14.0% increase in unit shipments and a 1.0% increase in the average selling price per unit due to a change in the mix of products sold. Additionally, the volume of returns and sales allowances decreased from prior year levels.

     Gross Profit. Gross profit increased 17.9% to $19.8 million in the first half of fiscal 1998, or 24.0% of net sales, from $16.8 million in the first half of fiscal 1997, or 23.5% of net sales. This increase resulted from a change in product mix to higher-margin styles and a decrease in returns and sales allowances.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 18.1% to $11.4 million in the first half of fiscal 1998, or 13.8% of net sales, from $9.6 million in the first half of fiscal 1997, or 13.5% of net sales. In addition to the higher sales and distribution costs driven by increased sales volume, these expenses increased as a percentage of sales due to higher levels of marketing, promotional and merchandising expenditures and increased labor costs in the distribution area.

     Interest Expense. Interest expense decreased 44.9% to $793,000 in the first half of fiscal 1998 from $1.4 million in the first half of fiscal 1997. The decrease was due to lower average outstanding borrowings during the first half of fiscal 1997. The net proceeds from the Company's October 1997 initial public offering of four million shares of Common Stock were partially used to repay debt outstanding under the Company's Existing Credit Facility.

     Income Taxes. The Company's effective income tax rate for the first half of fiscal 1998 was 36.9% compared to 36.1% in the comparable period of fiscal 1997. These rates are based on the Company's expected effective annual tax rate. The increase is due to the Company receiving the remaining benefit in fiscal 1997 of previously non-deductible losses from a foreign subsidiary. In fiscal 1998, more of the Company's income is expected to be taxed at a higher statutory rate.

     Net Income. As a result of the above factors, net income increased 31.4% to $4.6 million in the first half of fiscal 1998, or 5.5% of net sales, from $3.5 million in the first half of fiscal 1997, or 4.9% of net sales.

  FISCAL 1997 COMPARED TO FISCAL 1996

     Net Sales. Net sales increased 29.3% to $151.7 million in fiscal 1997 from $117.4 million in fiscal 1996. This increase was attributable to a 27.0% increase in the number of units shipped and a 2.0% increase in the average selling price per unit. These increases were primarily the result of increased market penetration and brand acceptance.

     Gross Profit. Gross profit increased 37.5% to $36.1 million in fiscal 1997, or 23.8% of net sales, from $26.2 million in fiscal 1996, or 22.3% of net sales. The increase in gross margin resulted primarily from a significant reduction in the level of markdowns. During the first several weeks of fiscal 1996, a significant number of orders were canceled due to the soft retail market experienced by most major retailers. In an effort to control the cost of rising inventories and in anticipation of a continued weak retail market, the Company sold products below its normal selling prices and, in some cases, below its cost. Also, the Company recorded additional markdown allowances for any remaining excess inventory. During the latter part of fiscal 1996, the retail market strengthened and the level of markdowns decreased significantly. This trend continued during fiscal 1997 and the gross margin returned to historical levels. Concurrent with the improvement in the retail market, the Company initiated a capital investment program and operating system and procedure enhancements designed to improve production efficiencies, lower production costs and reduce inventory risks.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 28.0% to $19.4 million in fiscal 1997, or 12.8% of net sales, from $15.2 million in fiscal 1996, or 12.9% of net sales. The increase in selling, general and administrative expenses was principally due to the overall increase in the level of operations of the Company. The principal components of the increase included $590,000 in distribution center labor, $370,000 in depreciation and occupancy costs related to the Company's new distribution center, $520,000 in commissions and selling costs, $450,000 in information technology costs, $515,000 in merchandising costs, $330,000 in certain legal expenses and $330,000 in bad debts related to a customer bankruptcy.

     Interest Expense. Interest expense increased 16.1% to $2.9 million in fiscal 1997 from $2.5 million in fiscal 1996. The increase in interest expense was the result of higher average outstanding borrowings during fiscal 1997 to support greater working capital needs attributable to increased sales volume and to finance capital expenditures, offset in part by a lower average interest rate due to a renegotiation of the Company's Existing Credit Facility in November 1996.

     Factoring Expense. Factoring expense increased 35.4% to $505,000 in fiscal 1997 from $373,000 in fiscal 1996, or 0.3% of net sales for both fiscal years.

     Income Taxes. The Company's effective income tax rate for fiscal 1997 was 37.2% compared to 34.7% in fiscal 1996. The increase in the effective rate for fiscal 1997 was primarily due to the Company receiving in fiscal 1996 a benefit for previously unrecognized losses of an international subsidiary, which was closed in fiscal 1995.

     Net Income. As a result of the above factors, net income increased 59.9% to $8.3 million in fiscal 1997, or 5.5% of net sales, from $5.2 million fiscal 1996, or 4.4% of net sales.

  FISCAL 1996 COMPARED TO FISCAL 1995

     Net Sales. Net sales increased 6.6% to $117.4 million in fiscal 1996 from $110.1 million in fiscal 1995. This increase was primarily the result of a 5.8% increase in the average selling price per unit. The provision for returns and allowances was $3.0 million in fiscal 1996 and $3.1 million for fiscal 1995. During the last three quarters of fiscal 1996, the retail market strengthened and the Company was able to significantly reduce the level of markdowns and close out sales experienced during fiscal 1995 and the first quarter of fiscal 1996.

     Gross Profit. Gross profit increased 18.1% to $26.2 million in fiscal 1996, or 22.3% of net sales, from $22.2 million in fiscal 1995, or 20.2% of net sales. The increase in gross margin was primarily attributable to an increase in the average selling price per unit without a corresponding increase in the average cost per unit. As a result of a progressive weakening of the retail market in 1995, the Company sold selected products at selling prices below normal sales prices. These markdowns were concentrated in the first quarter of fiscal 1996 when a significant number of orders was canceled. In limited cases, to control the costs of rising inventories, the Company sold products at prices that were below its costs. Also, the Company recorded additional markdown allowances for any remaining excess inventory. The provision recorded by the Company for such losses increased from $468,000 in fiscal 1995 to $798,000 in fiscal 1996. In addition, during fiscal 1995, the Company incurred increased labor expense, including significant overtime, due to a shift toward smaller individual orders from customers seeking to minimize retail inventories during the industry down cycle. During the latter part of fiscal 1996, order sizes returned to historical levels, which increased the average order size and led to a favorable impact on gross profit.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased to $15.2 million in fiscal 1996, or 12.9% of net sales, from $15.1 million in fiscal 1995, or 13.7% of net sales. Selling, general and administrative expenses as a percentage of net sales decreased slightly due to the Company's ability to leverage certain fixed overhead costs against the increased level of sales.

     Interest Expense. Interest expense decreased 20.9% to $2.5 million in fiscal 1996 from $3.2 million in fiscal 1995. The decrease was due principally to lower average outstanding borrowings resulting from the reduction of working capital requirements, caused primarily by the reduction in average inventory levels throughout the year.

     Factoring Expense. Factoring expense decreased 47.3% to $373,000 in fiscal 1996, or 0.3% of net sales, from $708,000 in fiscal 1995, or 0.6% of net sales. The decrease was primarily the result of a more favorable factoring arrangement entered into in October 1995.

     Income Taxes. The Company's effective income tax rate for fiscal 1996 was 34.7% compared to 27.6% in fiscal 1995. The lower effective rate during fiscal 1995 was primarily the result of the Company receiving the benefit of previously unrecognized losses of an international subsidiary. The company decided to cease the operations of this subsidiary in September 1995. Prior to this decision, these losses were not deductible for United States income tax purposes.

     Net Income. As a result of the above factors, net income increased 139.4%, to $5.2 million in fiscal 1996, or 4.4% of net sales, from $2.2 million fiscal 1995, or 2.0% of net sales.

RESULTS OF OPERATIONS FOR FARAH

     The following table sets forth, for the periods indicated, selected items in Farah's consolidated statements of operations expressed as a percentage of net sales:

                                                                             THIRTEEN WEEKS ENDED
                                                     FISCAL YEAR          --------------------------
                                               -----------------------    FEBRUARY 2,    FEBRUARY 1,
                                               1995     1996     1997        1997           1998
                                               -----    -----    -----    -----------    -----------
Net sales:
  Farah U.S.A. ..............................   73.5%    73.8%    75.7%       76.7%          75.7%
  Farah International........................   19.7     19.4     18.1        16.8           16.6
  Savane Direct..............................    6.8      6.8      6.2         6.5            7.7
                                               -----    -----    -----       -----          -----
Total net sales..............................  100.0    100.0    100.0       100.0          100.0
                                               =====    =====    =====       =====          =====
Cost of sales................................   77.2     74.1     73.0        71.4           73.1
                                               -----    -----    -----       -----          -----
Gross profit.................................   22.8     25.9     27.0        28.6           26.9
Selling, general and administrative
  expenses...................................   28.2     25.1     24.3        25.9           23.8
Termination of foreign operations............     --       --      1.8         4.0            6.7
Production conversion expenses...............     --       --      0.8         0.4             --
Relocation expenses..........................     --       --      0.3          --            1.3
                                               -----    -----    -----       -----          -----
  Operating income (loss)....................   (5.4)     0.8     (0.2)       (1.7)          (4.9)
Other expense (income), net..................   (0.9)     3.1     (1.1)       (0.6)          (1.9)
                                               -----    -----    -----       -----          -----
  Income (loss) before income taxes..........   (6.3)     3.9     (1.3)       (2.3)          (6.8)
Income tax expense (benefit).................   (0.9)     1.2     (1.4)        0.9           (1.6)
                                               -----    -----    -----       -----          -----
  Net income (loss)..........................   (5.4)%   2.7%     0.1%        (3.2)%         (5.2)%
                                               =====    =====    =====       =====          =====

  QUARTER ENDED FEBRUARY 1, 1998 COMPARED TO QUARTER ENDED FEBRUARY 2, 1997

     Net Sales. Net sales decreased 4.7% to $59.0 million in the first quarter of fiscal 1998 from $61.9 million in the first quarter of fiscal 1997. Sales of Farah U.S.A. decreased 6.0%, to $44.7 million in the first quarter of fiscal 1998 from $47.5 million in the first quarter of fiscal 1997. This decrease was primarily a result of an 8.0% decrease in unit sales due primarily to production delays and lower than normal orders following a poor Christmas retail selling season. This decrease was partially offset by a 2.2% increase in the average unit sales price. On a comparative basis from the first quarter of fiscal 1997 to the first quarter of fiscal 1998, sales of Savane(R) products decreased 3.8%, sales of John Henry(R) products increased 61.5%, sales of Farah(R) label products increased 4.9%, respectively and sales of private label products decreased 33.6%.

     Net sales of Farah International decreased 5.7% to $9.8 million in the first quarter of fiscal 1998 from $10.4 million in the first quarter of fiscal 1997. This decrease was primarily due to a 10.0% decrease in the average unit sales prices in the first quarter of fiscal 1998 which was partially offset by a 4.8% increase in unit sales. The decrease in average unit sales prices was due to a decrease in concession sales which generate higher per unit sales prices and a weakening of the Australian and New Zealand currencies in relation to the United States dollar.

     Net sales of Savane Direct increased 13.4% to $4.6 million in the first quarter of fiscal 1998 from $4.0 million in the first quarter of fiscal 1997. This increase was primarily due to a 7.5% increase in same store sales in the first quarter of fiscal 1998, as well as a 6.8% increase in average price per unit. The increase in average selling price per unit was generated by closing unprofitable stores, opening new stores in more attractive retail locations and a shift in the Savane(R) product mix to a higher proportion of first quality merchandise.

     Gross Profit. Gross profit decreased 10.2% to $15.9 million in the first quarter of fiscal 1998, or 26.9% of net sales, from $17.7 million in the first quarter of fiscal 1997, or 28.6% of net sales. Gross profit of Farah U.S.A. decreased 18.6%, to $10.2 million in the first quarter of fiscal 1998, or 22.9% of net sales, from $12.6 million in the first quarter of fiscal 1997, or 26.4% of net sales. This decrease in gross profit at Farah U.S.A. was primarily due to an increase in the percentage of Farah(R) label products included in total unit sales, which are typically sold for lower prices than other Farah products. Gross profit also decreased during the first quarter of fiscal 1998 as a result of higher markdown expenses.

     Gross profit of Farah International increased 7.6% to $3.5 million in the first quarter of fiscal 1998, or 36.0% of net sales, from $3.3 million in the first quarter of fiscal 1997, or 31.5% of net sales. This increase was due primarily to the shift in production of Farah International products to outside contractors and the corresponding reduction in production expenses which reduced the average cost per unit.

     Gross profit of Savane Direct increased 15.3% to $2.1 million in the first quarter of fiscal 1998, or 47.2% of net sales, from $1.9 million in the first quarter of fiscal 1997, or 46.4% of net sales. This increase was primarily due to a shift in Savane Direct product mix to a higher proportion of first quality merchandise.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased 11.9% to $14.1 million in the first quarter of fiscal 1998, or 24.5% of net sales, from $16.0 million in the first quarter of fiscal 1997, or 25.9% of net sales. This decrease was primarily attributable to a decrease in advertising and other selling costs, as well as a decrease in professional fees, outside services and freight expenses at Farah U.S.A. and Farah International. In addition, cost savings were realized from the closing of Farah's Irish operations.

     Termination of Foreign Operations. During the first quarter of fiscal 1998, Farah decided to close its finishing facility in Cartago, Costa Rica, and reduce sewing operations in its San Jose, Costa Rica facility. Farah recorded a pre-tax charge of $4.0 million in the first quarter of fiscal 1998 on the write-down of its Costa Rican assets to expected realizable value and the accrual of severance payments and other closing expenses.

     On January 5, 1997, certain inventory and manufacturing equipment at Farah's Galway, Ireland facility were either destroyed or damaged by fire. As a result of the fire and its related impact, Farah recorded a charge of $2.5 million (net of insurance proceeds) in the first quarter of fiscal 1997. This amount has been classified as "Termination of foreign operations" in the first quarter of fiscal 1997. The Company recognized an additional pre-tax loss of $2.6 million in the fourth quarter of fiscal 1997 in connection with the closure of its Irish facilities.

     Relocation Expenses. Farah recently completed the move of its finished goods inventory to its new distribution center which resulted in duplicate operating costs, moving expenses, costs associated with the testing and modification of systems and procedures, and professional fees of $792,000 in the first quarter of fiscal 1998.

     Income Taxes. Farah recorded a tax benefit resulting from a loss in the first quarter of fiscal 1998 and tax expense resulting from a loss in the first quarter of fiscal 1997. Farah's effective tax rates for the first quarter of fiscal 1998 and the first quarter of fiscal 1997 were 24.0% and (40.6%), respectively. Farah's effective tax rate varies due to the different tax rates in countries in which Farah conducts its business.

     Net Income. As a result of the above factors, net losses increased 56.3%, to a loss of $3.1 million in the first quarter of fiscal 1998, from a loss of $2.0 million in the first quarter of fiscal 1997.

  FISCAL 1997 COMPARED TO FISCAL 1996

     Net Sales. Net sales increased 10.5% to $273.7 million in fiscal 1997 from $247.6 million in fiscal 1996. Net sales of Farah U.S.A. increased 13.4%, to $207.2 million in fiscal 1997 from $182.8 million in fiscal 1996. This increase was primarily due to a 12.1% increase in unit sales and a 1.1% increase in average sales price per unit. On a comparative basis from fiscal 1996 to fiscal 1997, sales of Savane(R) products increased 18.0%, sales of John Henry(R) products increased 54.1%, sales of Farah(R) label products increased 25.0% and sales of private label products decreased 15.4%.

     Net sales of Farah International increased 3.4% to $49.7 million in fiscal 1997 from $48.0 million in fiscal 1996. Unit sales and the average selling price per unit increased 2.4% and 1.0%, respectively, at Farah International in fiscal 1997.

     Net sales of Savane Direct remained flat at $16.8 million in both fiscal 1997 and fiscal 1996. Same store sales increased 4.1% in fiscal 1997 compared to fiscal 1996. The average sales price per unit at Savane Direct increased 20.1% in fiscal 1997, while unit sales decreased 16.7%. These changes were primarily due to the relocation of unprofitable stores in better locations and the inclusion of a higher proportion of first quality products in such stores.

     Gross Profit. Gross profit increased 15.4% to $73.9 million in fiscal 1997, or 27.0% of net sales, from $64.0 million in fiscal 1996, or 25.9% of net sales. Gross profit of Farah U.S.A. increased 22.8%, to $49.3 million in fiscal 1997, or 23.8% of net sales, from $40.1 million in fiscal 1996, or 22.0% of net sales. This increase in gross profit at Farah U.S.A. was a result of an increase in the average selling price per unit, as well as the continued effort to reduce production costs. Gross profit increases were partially offset by returns and markdown allowances which resulted from quality problems in selected product lines.

     Gross profit of Farah International increased 2.4% to $16.7 million in fiscal 1997, or 33.6% of net sales, from $16.3 million in fiscal 1996, or 33.9% of net sales. The decrease in gross margin was due primarily to increased production costs, which offset a slight increase in the average price per unit sold. The weakness of the Australian dollar, relative to the United States dollar, also contributed to the decrease in gross margin, as a portion of Farah Australia's raw materials are purchased from the United States.

     Gross profit of Savane Direct increased 4.3% to $8.0 million in fiscal 1997, or 47.5% of net sales, from $7.7 million in fiscal 1996, or 45.5% of net sales. The increase was due to sales of more first quality merchandise as a percentage of net sales, the closing of stores with low margin contribution and improvements in inventory management.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 6.8% to $66.4 million in fiscal 1997, or 24.3% of net sales, from $62.2 million in fiscal 1996, or 25.1% of net sales. The decrease of selling, general and administrative expenses as a percentage of net sales was primarily due to sales increases and reduced expenses at Farah U.S.A., as well as a reduction in overhead costs at

Savane Direct. The improvement in selling, general and administrative expenses as a percentage of net sales was partially offset by increased concession, exhibition and personnel expenses at Farah International.

     Termination of Foreign Operations. The loss on the disposal of Farah's Irish facilities resulted from a fire that occurred at a facility leased by Farah in Galway, Ireland, in January 1997. The subsequent reevaluation by Farah of its Irish operations resulted in the decision to terminate manufacturing activity in Ireland and in the sale of its Irish facility in Kiltimagh. The pre-tax charge of $5.1 million (net of insurance proceeds) recorded in connection with the disposal of those facilities consisted primarily of the write-down of equipment, severance payments, and legal and professional fees.

     Production Conversion Expenses. Production conversion expenses aggregated $2.0 million during fiscal 1997. Farah opened two new laundry facilities and expanded a finishing facility in Mexico during fiscal 1997. Due to start-up costs, the facilities incurred higher production costs and produced more irregular units than expected under normal production conditions.

     As a result of the sale of its Piedras Negras facility in fiscal 1996, Farah relied more heavily on outside contractors as sources of production. The establishment of new relationships with contractors in fiscal 1997 resulted in production of irregular units at rates which were higher than expected. The markdown of these excess irregular units resulted in selling prices which were below production costs.

     Relocation Expenses. In the third quarter of fiscal 1997, Farah completed its move to new corporate headquarters. In addition, in fiscal 1997 Farah incurred costs in connection with the relocation of its distribution center. These relocations resulted in duplicate operating costs, moving expenses and professional fees of approximately $900,000.

     Other Income (Expense). Net interest expense increased 5.0% to approximately $3.4 million in fiscal 1997 from interest expense of $3.2 million in fiscal 1996 as a result of a number of significant capital expenditures by Farah in fiscal 1997, including an expansion of a manufacturing facility, a move to new corporate headquarters and a transition to a new distribution facility. Also during fiscal 1997, Farah continued to modify its computer systems with the goal of enabling those systems to use dates beyond December 31, 1999.

     Farah established its Existing Credit Facility during the third quarter of fiscal 1997. The new agreement reduced the interest rate on Farah's line of credit. Increases in the prime interest rate earlier in the year, combined with higher interest rates on the financing of some capital expenditures, offset the interest rate reduction obtained in Farah's Existing Credit Facility. Interest income in fiscal 1997 was derived primarily from a note receivable that was scheduled to mature in 2007. In the fourth quarter of fiscal 1997, the note was prepaid by the borrower.

     Income Tax Expense (Benefit). Farah's effective tax rate was 107.4% in fiscal 1997 compared with 30.6% in fiscal 1996. Farah recorded a tax benefit of $3.9 million in fiscal 1997. The recognition of $3.2 million of deferred tax assets that were generated but not recognized in prior years comprised the largest portion of Farah's fiscal 1997 tax benefit.

     Net Income. As a result of the above factors, net income decreased 96.2%, to $270,000 in fiscal 1997, or 0.1% of net sales, from $6.8 million in fiscal 1996, or 2.7% of net sales.

  FISCAL 1996 COMPARED TO FISCAL 1995

     Net Sales. Net sales increased 2.8% to $247.6 million in fiscal 1996 from $240.8 million in fiscal 1995. Net sales of Farah U.S.A. increased 3.2%, to $182.8 million in fiscal 1996 from $177.0 million in fiscal 1995. On a comparative basis from fiscal 1995 to fiscal 1996, sales of Savane(R) products increased approximately 9.8%, sales of John Henry(R) products decreased by 28.3% sales of Farah(R) label products decreased 31.8% and sales of private label product increased 22.7%.

     Net sales of Farah International increased 1.1% to $48.0 million in fiscal 1996 from $47.5 million in fiscal 1995. Unit sales and the average unit sales price both increased by 0.5% in fiscal 1996.

     Net sales of Savane Direct increased 3.6% to $16.8 million in fiscal 1996 from $16.2 million in fiscal 1995. Same store sales decreased approximately 3.0% in fiscal 1996 compared to fiscal 1995. The average unit sales price increased by 13.4% during fiscal 1996 as the mix of sales of first quality product improved. Unit sales decreased by 8.7% as competition in the retail outlet market increased.

     Gross Profit. Gross profit increased 16.5% to $64.1 million in fiscal 1996, or 25.9% of net sales, from $55.0 million in fiscal 1995, or 22.8% of net sales. Gross profit of Farah U.S.A. increased 29.0%, to $40.1 million in fiscal 1996, or 22.0% of net sales, from $31.1 million in fiscal 1995, or 17.6% of net sales. Gross margin improved at Farah U.S.A. as a result of a cost containment program initiated in the latter part of fiscal 1995, including increasing factory efficiencies, reducing overhead and improving first quality production percentages, factory deliveries and work-in-process turns. There were also significant reductions in the production work force, particularly in the United States. Farah also improved product quality and reduced the number of irregulars and second quality products in fiscal 1996. Finally, Farah recorded fewer reserves for inventory markdowns in fiscal 1996 resulting from significantly reduced inventory levels.

     Gross profit of Farah International increased 3.8% to $16.3 million in fiscal 1996, or 33.9% of net sales, from $15.7 million in fiscal 1995, or 33.0% of net sales. Gross profit of Savane Direct decreased 6.5%, to $7.7 million in fiscal 1996, or 45.5% of net sales, from $8.2 million in fiscal 1995, or 50.5% of net sales. Gross margin at Savane Direct was down compared to the prior year, as a result of higher promotional sales, combined with a lower mix of irregulars and closeout goods.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased 8.5% to $62.2 million in fiscal 1996, or 25.1% of net sales, from $68.0 million in fiscal 1995, or 28.2% of net sales. This decrease was primarily attributable to lower advertising expenses at Farah U.S.A. as well as reductions in personnel, professional fees and insurance at Farah U.S.A. and Farah International. These decreases were partially offset by costs associated with the planned realignment of store operations, including labor costs and depreciation expense associated with opening new stores in the United States and increased advertising.

     Other Income (Expense). Net interest expense decreased 13.3% to $3.2 million in fiscal 1996, or 1.3% of net sales, from net interest expense of $3.7 million in fiscal 1995, or 1.5% of net sales. Other income in fiscal 1996 included a pre-tax gain of approximately $9.3 million realized on the sale of Farah's Piedras Negras, Mexico facility.

     Income Tax Expense (Benefit). Farah's effective tax rate was 30.6% in fiscal 1996 compared with 15.3% in fiscal 1995.

     Net Income. As a result of the above factors, net income increased to $6.8 million in fiscal 1996, or 2.7% of net sales, from a loss of $12.9 million in fiscal 1995, or 5.4% of net sales.

LIQUIDITY AND CAPITAL RESOURCES

  HISTORICAL LIQUIDITY AND CAPITAL RESOURCES OF TSI

     The Company's principal liquidity needs have historically been funding growth in operations and capital expenditures. The Company has financed its liquidity needs through cash flow from operations, borrowings under its credit facilities and the net proceeds from its October 1997 initial public offering.

     During fiscal 1997, the Company generated $7.0 million of cash from operations. This was primarily the result of net income of $8.3 million and a decrease in inventories of $1.9 million, offset by an increase in accounts receivable of $5.1 million and a decrease in accounts payable of $1.1 million. The increase in accounts receivable was primarily the result of a 17.0% increase in net sales in the fourth quarter of fiscal 1997 as compared to the fourth quarter of fiscal 1996. The decreases in accounts payable and inventories were primarily due to a seasonal reduction in production activity. During the twenty-seven weeks ended April 4, 1998, the Company used $3.3 million of cash in its operations, primarily due to seasonal increases in accounts receivable and inventories of $8.4 million and $2.0 million, respectively, offset in part by net income of $4.6 million and a seasonal increase in accounts payable of $1.3 million.

     The Company's Existing Credit Facility consists of a $40.0 million revolving credit line ($5.5 million of which can be used for letters of credit), a $3.0 million term note and a $5.0 million equipment loan facility. The amount available for borrowings under the revolving credit line cannot exceed the borrowing base, which is defined to include the value of the Company's inventory and accounts receivable, subject to customary limitations. As of April 4, 1998,
(i) outstanding debt under the revolving credit line was $4.4 million, (ii) outstanding debt under the equipment loan facility was $2.1 million, and (iii) the term note had no outstanding balance. In addition, as of April 4, 1998, the Company had (i) approximately $31.5 million available for additional borrowings under the revolving credit line, and (ii) approximately $900,000 available for additional borrowings under the equipment loan facility. No additional borrowings were available under the term note. As of April 4, 1998, debt outstanding under TSI's Existing Credit Facility accrued interest at a weighted average interest rate of approximately 9.0% per annum. Although TSI's Existing Credit Facility was scheduled to expire by its terms in January 1999, it was replaced by the New Credit Facility in connection with the consummation of the Transactions.

     Capital expenditures were $5.2 million and $1.8 million for fiscal 1997 and the twenty-seven weeks ended April 4, 1998, respectively. During fiscal 1996 the Company spent $6.2 million to acquire the building and land in Tampa, Florida which houses its distribution and administration functions as well as additional adjacent property for the purpose of constructing an approximately 110,000 square foot cutting facility. During fiscal 1997, the Company's cutting facility was completed at a cost of $5.4 million, a portion of which was incurred in fiscal 1996. The building and land acquisitions and construction of the new cutting facility were financed primarily through a loan (the "Real Estate Loan") obtained from SouthTrust Bank of Alabama, National Association ("SouthTrust") pursuant to the Construction and Term Loan Agreement dated as of May 7, 1996, as amended (the "Real Estate Loan Agreement"). During fiscal 1997, the Company converted the Real Estate Loan into a ten-year term loan. As of April 4, 1998, the outstanding principal amount of the Real Estate Loan was $9.6 million. See "Description of Other Indebtedness -- Real Estate Loan."

     Pursuant to the Factoring Agreement dated October 1, 1995 (the "Factoring Agreement") between the Company and Heller Financial, Inc. (the "Factor"), the Company factors substantially all of its accounts receivable. The Factoring Agreement provides that the Factor will pay the Company an amount equal to the gross amount of the Company's accounts receivable from customers reduced by certain offsets, including, among other things, discounts, returns and a commission payable by the Company to the Factor. The commission equals 0.3% of the gross amount of the accounts receivable factored. For fiscal 1997 and the twenty-seven weeks ended April 4, 1998, the Company paid commissions to the Factor aggregating $504,000 and $384,000, respectively. The Factoring Agreement expires on September 30, 1998. See "Description of Other
Indebtedness -- Factoring Arrangements."

     As of September 27, 1997 and April 4, 1998, the Company had working capital of $30.2 million and $39.5 million, respectively. The increase in working capital was due to seasonal and volume related increases in accounts receivable and inventory, offset in part by a seasonal and volume related increase in accounts payable. The Company expects its working capital needs will continue to fluctuate based on seasonal increases in sales and accounts receivable and seasonal decreases in trade accounts payable.

     The Company received $17.3 million in net proceeds from its October 1997 initial public offering. Of the net proceeds, $3.9 million were used to redeem the Company's preferred stock, $10.6 million were used to reduce amounts outstanding under the Company's Existing Credit Facility and the remainder was used for other working capital purposes.

  HISTORICAL LIQUIDITY AND CAPITAL RESOURCES OF FARAH

     Farah's principal liquidity needs have historically been funding growth in operations and capital expenditures. Farah has financed its liquidity needs through cash flow from operations, borrowings under its credit facilities and borrowings under long-term debt arrangements.

     During fiscal 1997, Farah used $17.0 million of cash in its operations. This primarily resulted from increases in inventories and receivables and a decrease in trade payables. The growth in inventories resulted from expanding the number of products Farah offers and increasing shelf stock to meet customer demand.

During the thirteen weeks ended February 1, 1998, Farah generated $6.1 million of cash from operations, primarily resulting from a decrease in trade receivables, offset in part by increased inventory levels and decreased trade payables. The decrease in trade receivables was consistent with the normal seasonality of Farah's business. The increase in inventory levels was the result of sales not meeting expectations and Farah's attempts to build inventory in order to meet second quarter demand. The decrease in trade payables in fiscal 1997 and the thirteen weeks ended February 1, 1998 resulted mainly from a decrease in payables for piece goods.

     Farah's working capital decreased by $2.5 million to $56.1 million in fiscal 1997 from $58.6 million in fiscal 1996. Increases in short-term borrowings and the current portion of long-term debt, partially offset by increased inventory and decreased accounts payable, were the primary factors reducing Farah's working capital. Farah's working capital decreased $3.5 million to $51.3 million in the thirteen weeks ended February 1, 1998 from $54.8 million in the thirteen weeks ended February 2, 1997. This resulted primarily from increases in short-term debt and the current portion of long-term debt, offset in part by increased inventory levels.

     Net cash from financing activities was $27.1 million in fiscal 1997. Short-term borrowings increased by $14.8 million during fiscal 1997, driven primarily by Farah's use of $11.6 million in cash to purchase property and equipment, a $12.8 million increase in inventories and a $3.4 million decrease in accounts payable. The growth in inventories resulted from expanding the number of products Farah offers and increasing shelf stock to meet customer demand. Farah used $7.2 million of proceeds from the early retirement of a note receivable and related certificate of deposit that was previously pledged to reduce the outstanding revolving loans under its Existing Credit Agreement. Approximately $5.0 million of the note receivable was previously classified as non-current. In addition, Farah received a $10.0 million term loan under its Existing Credit Facility which was also used to reduce the outstanding revolving loans under its Existing Credit Facility. Net cash used in financing activities was $3.4 million for the thirteen weeks ended February 1, 1998. This resulted primarily from decreased revolving borrowings and the repayment of long-term debt.

     During fiscal 1997, Farah established its Existing Credit Facility, which is comprised of (i) a revolving credit facility which provides availability for borrowings and letters of credit in an aggregate principal amount of $75.0 million, subject to borrowing base limitations, and (ii) a term loan payable in monthly installments of $208,333, with the remaining balance due at the end of a 48 month period. As of February 1, 1998, (i) outstanding debt under the revolving credit facility was $42.3 million and (ii) the outstanding balance of the term loan was and $8.5 million. In addition, as of February 1, 1998, Farah had approximately $15.9 million available for additional borrowings under the revolving credit facility. No additional borrowings were available under the term loan. As of February 1, 1998, debt outstanding under Farah's Existing Credit Facility accrued interest at a weighted average interest rate of approximately 8.7% per annum. Although Farah's Existing Credit Facility was scheduled to expire by its terms in July 2001, it was replaced by the New Credit Facility in connection with the consummation of the Transactions.

     Capital expenditures for fiscal 1997 were $18.3 million, primarily consisting of $7.2 million for manufacturing equipment and plant improvements, $3.9 million for new shelving, equipment and other leasehold improvements at its new distribution facility and $3.5 million in leasehold improvements and furnishings for its new corporate headquarters. Capital expenditures for the thirteen weeks ended February 1, 1998 were approximately $4.8 million, primarily for additional leasehold improvements at the new distribution facility.

     Most of Farah U.S.A.'s major fabric suppliers provide 60-day payment terms, subject to certain limits. During fiscal 1997 and the thirteen weeks ended February 1, 1998, Farah's maximum outstanding balance at any month-end under these payment terms was $9.4 million. Inflation did not materially effect Farah in fiscal 1997 or the thirteen weeks ended February 1, 1998.

  PRO FORMA LIQUIDITY AND CAPITAL RESOURCES

     Following consummation of the Transactions, the Company expects that its principal sources of liquidity will be cash flow from operations and borrowings under the New Credit Facility, and its principal needs for liquidity will be to fund working capital and meet debt service requirements. The Company will incur significant debt in connection with the Transactions. As of April 4, 1998, on a pro forma basis after giving effect to the Transactions, the Company's consolidated debt would have been approximately $176.6 million. In addition, on a pro forma basis after giving effect to the Transactions, the Company's earnings would have been insufficient to cover fixed charges by approximately $4.8 million for the twelve months ended April 4, 1998. The Company's significant debt service obligations following consummation of the Transactions could, under certain circumstances, have material adverse consequences to security holders of the Company. See "Risk
Factors -- Substantial Leverage."

     In connection with the Farah Acquisition, the Company replaced its $40.0 million Existing Credit Facility and Farah's $75.0 million Existing Credit Facility with the New Credit Facility, which provides availability for revolving borrowings and letters of credit in an aggregate principal amount of $85.0 million, subject to borrowing base limitations. The borrowing base is defined to include the value of the Company's inventory and accounts receivable, subject to customary limitations. Borrowings under the New Credit Facility may be made by, or for the account of, the Company and certain of its subsidiaries. Upon consummation of the Transactions, the Company will have approximately $70.4 million of debt outstanding under the New Credit Facility and, after giving effect to borrowing base limitations, expects to have $14.6 million (or, assuming the Company obtains the Credit Facility Increase, $22.6 million) of additional borrowing availability thereunder. Revolving loans under the New Credit Facility accrue interest at specified floating rates. The New Credit Facility has a five year term. See "Description of Other Indebtedness -- New Credit Facility."

     Pursuant to the Factoring Agreement, the Company factors substantially all of its accounts receivable. The Company intends to establish similar factoring arrangements for Farah following the consummation of the Transactions. However, no assurance can be given that the Company will be able to establish such a factoring arrangement for Farah on favorable terms. See "Description of Other Indebtedness -- Factoring Arrangements."

     Capital expenditures are expected to approximate $7.0 million for the balance of fiscal 1998. During fiscal 1998, the Company plans to spend up to $5.0 million (including $845,000 already incurred as of April 4, 1998) to upgrade or replace certain of its existing computer systems, computer hardware and software, and for consulting and training related to the new systems. During fiscal 1999, the Company plans to spend up to $12.0 million for capital expenditures to upgrade or replace various equipment and systems of the combined companies. These expenditures will be funded through a combination of cash flow from operations, borrowings under the New Credit Facility or purchase money financing. Capital expenditure plans of the Company are frequently reviewed and are modified from time to time depending on cash availability and other economic factors.

     The ability of the Company to fund working capital needs and meet debt service requirements will depend on the future operating performance and financial results of the Company, which will be subject in part to factors beyond the control of the Company. In addition, the Company's future performance will depend upon its ability to successfully integrate Farah's operations into those of the Company in a timely and efficient manner and to achieve estimated cost savings and business synergies resulting therefrom. Although the Company believes that cash flow from operations and borrowing availability under the New Credit Facility will be adequate to fund its short-term and long-term liquidity needs, there can be no assurance that the Company will generate sufficient cash flow from operations or that borrowing availability under the New Credit Facility will be sufficient to fund working capital needs and meet debt service requirements. See "Risk Factors -- Substantial Leverage."

BACKLOG

     As of February 1, 1998 and April 4, 1998, Farah and TSI had unfilled customer orders of approximately $100.3 million and $88.1 million, respectively. All such orders are scheduled for shipment within the next 12 months. As of February 1, 1997 and April 4, 1997, Farah and TSI had unfilled customer orders of approximately $126.6 million and $85.3 million, respectively. Fulfillment of orders is affected by a number of factors, including revisions in the scheduling of manufacture and shipment of the product which, in some instances, depends on the demands of the retail customer. Accordingly, a comparison of unfilled orders from period to period is not necessarily meaningful, and the level of unfilled orders at any given time may not be indicative of eventual actual shipments. See "Risk Factors -- Reliance on Key Customers."

IMPACT OF NEW ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings Per Share." SFAS 128 superseded ABP Opinion No. 15 "Earnings Per Share." SFAS 128 requires dual presentation of basic and diluted earnings per share on the face of the income statement for entities with complex capital structures. SFAS 128 is effective for annual and interim periods ending after December 15, 1997.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 (SFAS 130), "Reporting Comprehensive Income." This statement establishes standards for the reporting and display of comprehensive income and its components. This statement will require additional disclosures and the Company intends to adopt it in fiscal 1998.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 (SFAS 131), "Disclosures about Segments of an Enterprise and Related Information." This Statement requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their product and services, the geographic areas in which they operate, and their major customers. Upon adoption of this pronouncement, additional disclosures will be required by the Company. This statement is effective for fiscal years beginning after December 15, 1997. Earlier application is encouraged. The Company intends to adopt this statement for fiscal 1998.

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 (SFAS 132), "Employers Disclosure About Pension and Other Postretirement Benefits." SFAS 132 revises employers disclosures about pensions and other post-retirement benefit plans. This statement is effective for fiscal years beginning after December 15, 1997, although earlier application is encouraged. The Company intends to adopt this statement in fiscal 1998.

IMPACT OF THE YEAR 2000 ISSUE

     The "Year 2000 Issue" is the result of computer programs and systems having been designed and developed to use two digits, rather than four, to define the applicable year. As a result, these computer programs and systems may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     The new or upgraded management information systems which TSI began implementing in the second quarter of fiscal 1998 will, among other things, address problems resulting from the Year 2000 Issue. The Year 2000 Issue impacts TSI's main operating system which includes subsystems related to customer analysis, order processing, planning, procurement, production and sales. While the new management information system, which is Year 2000 compliant, will not be operational until approximately the third quarter of fiscal 1999, TSI plans to have all existing systems Year 2000 compliant by the first quarter of fiscal 1999 and plans to spend up to $500,000 for this portion of its systems upgrade.

     Based on assessments made during fiscal 1996 and 1997, Farah decided to replace its entire inventory management, warehouse distribution and order processing systems so that those systems will be Year 2000 compliant. Farah will utilize both internal and external resources to reprogram or replace and test the software for Year 2000 modifications. The Company plans to complete the inventory management and order processing portions of Farah's Year 2000 project no later than December 31, 1998 and plans to complete the remainder of the project by June 30, 1999. Farah incurred $1.0 million in costs attributable to Year 2000 compliance in fiscal 1997 and expects to incur an additional $2.6 million in fiscal 1998. The majority of these costs have been and will continue to be capitalized, as they relate to software purchases and development.

     The Company and Farah are currently communicating with all significant suppliers and large customers to determine the extent to which the Company and Farah are vulnerable to those third parties' failure to remediate their own Year 2000 Issues. The Company believes that the modifications and conversions that it and Farah are making and plan to make will allow it to mitigate problems resulting from the Year 2000 Issue. However, if such modifications and conversions are not made or are not completed timely, the Year 2000 Issue could have a material adverse effect on the Company's business, results of operations and financial condition.

                                    BUSINESS

GENERAL

  TSI

     TSI produces and markets high quality casual pants, jeans, shorts and dress pants principally for men, which are marketed under TSI brands, private brands and licensed brand names. In addition, in fiscal 1998 TSI introduced lines of women's sportswear and men's and women's shirts marketed under its brands and private brands. TSI's major brands include private brands such as Flyers(TM), TSI brands such as Bay to Bay(R), Banana Joe(TM), Two Pepper(R) and Texas Jeans(TM) and licensed brands such as Bill Blass(R) and Van Heusen(R). TSI markets its apparel to leading apparel retailers in most major retail distribution channels, including department and specialty stores, catalog retailers, discount merchants and wholesale clubs. Key customers include Costco Companies, Inc. ("Costco"), Dayton Hudson Corporation ("Dayton Hudson"), Dillard's Department Stores, Inc. ("Dillard's"), Eddie Bauer Int'l ("Eddie Bauer"), Federated Department Stores, Inc. (including Bloomingdale's and Macy's) ("Federated Department Stores"), J.C. Penney Company, Inc. ("J.C. Penney"), May Department Stores Company ("May Co."), Nordstrom, Inc. ("Nordstrom"), Phillips-Van Heusen Corporation ("Phillips-Van Heusen"), Sam's Club (a division of Wal-Mart Stores, Inc. ("Wal-Mart")) ("Sams Club") and Sears, Roebuck and Co. ("Sears").

  FARAH

     Farah is a leading manufacturer and marketer of high quality casual and dress pants, shorts, sportcoats, suit separates (matching pants and sportcoats), skirts and shirts principally marketed under the well-known Savane(R), Farah(R) and John Henry(R) brands. Farah operates three divisions: Farah U.S.A., Farah International and Savane Direct. Farah U.S.A., which accounted for approximately 75.7% of Farah's fiscal 1997 net sales, produces branded and private label casual and dress apparel marketed to retailers throughout the United States. Farah International, which accounted for approximately 18.1% of Farah's fiscal 1997 net sales, manufactures, sources and markets apparel primarily in the United Kingdom, Australia and New Zealand. Savane Direct, which accounted for approximately 6.2% of Farah's fiscal 1997 net sales, operates 34 United States retail stores that sell first quality, close-out and second quality Farah apparel and a limited amount of merchandise purchased from third parties. Key customers include Belks Stores Services, Incorporated ("Belks"), Dillard's, Federated Department Stores, Frederick Atkins Incorporated ("Frederick Atkins"), May Co., Proffitt's, Inc. ("Proffitt's"), Sears and Wal-Mart.

INDUSTRY

     The United States apparel industry (including soft-line home furnishings) totaled approximately $181.0 billion in retail sales in 1997. Of this amount, the men's apparel business represented 28.1%, while the women's apparel business represented 49.4%. In 1996 and 1997, the apparel industry grew approximately 5.8% and 3.5%, respectively. Over the same period, the men's bottoms (i.e., pants and shorts) business, representing approximately 7.4% of the total apparel market, grew approximately 10.5% and 3.4%, respectively, and the women's bottoms (i.e., pants and shorts) business, representing 8.1% of the total apparel market, grew approximately 5.0% and 8.0%, respectively. TSI believes that the apparel industry is characterized by the following trends:

        Trend Toward Retail Merchandise Management Programs. The Company believes that major apparel retailers are increasingly outsourcing apparel merchandise management programs to minimize inventory risks and increase profitability. In addition, the Company believes that major apparel retailers are consolidating their suppliers to increase profitability by improving customer service and enhancing economies of scale. The Company believes that its ability to offer leading brands, including those acquired in the Farah Acquisition, combined with TSI's private brand programs, position it well to capitalize on these trends.

        Retail Consolidation of Branded Merchandise. The Company believes that major apparel retailers are reducing the number of brands they offer in favor of a few of the most well-recognized consumer brands. Department, chain and discount store retailers have allocated increasing retail space to "in-store" apparel shops featuring individual brands merchandised with custom fixturing supplied by the branded producers. The Company believes that Farah's Savane(R), Farah(R) and licensed John Henry(R) brands are favored by their respective customers and are well-positioned to gain market share by investing in enhanced point-of-sale merchandising.

        Trend Toward High Quality Private Brand Apparel. The Company believes that there is a trend toward using high quality, private brand apparel to complement branded programs. Private brand apparel bears the retailer's own name or a proprietary brand name exclusive to the retailer. Producers are able to sell these garments at lower wholesale prices due to certain economies, including lower advertising and promotional costs, lack of brand name license fees and royalties, and reduced markdown and other risks and expenses inherent in the brand-name apparel industry. As a result of the lower wholesale prices, private brand apparel generally provides higher margins for the retailer than brand name products. TSI believes that this shift is due primarily to the education of consumers and retailers as to the quality and value of private brand products. TSI believes consumers increasingly regard private brand products as less expensive than brand name products, but of equal or better quality. This increase in consumer demand for private brand garments, coupled with retailers' demands for higher margins, has resulted in retailers allocating more space to private brand products.

        Trend Toward Casual Dress. TSI believes that there is a growing trend in the United States toward casual dress, as reflected in the implementation of policies such as "casual Fridays." In addition, TSI believes that the number of people who work at home is increasing substantially and that outside of the workplace, people's social activities are focusing on a more casual lifestyle.

        Expansion of Caribbean, Mexican and Latin American Production. Until recently, most apparel was produced domestically or in Pacific Rim countries. Since the passage of Section 807 of the Harmonized Tariff Schedule ("HTS") of the United States (now found under tariff subheading 9802.00.80, but herein referred to as "Section 807"), United States apparel companies have increasingly used production facilities located in the Caribbean Basin, including the Dominican Republic. TSI believes that the Dominican Republic offers certain competitive advantages, including favorable pricing and better quality production, a long-standing and relatively stable production network, and shorter transportation periods as compared to goods assembled in the Pacific Rim. Under Section 807, customs duties on apparel products assembled in the Caribbean Basin may be offset by the costs incurred in the production of components in the United States (plus freight and insurance). More recently, the North American Free Trade Agreement ("NAFTA"), effective in 1994, has permitted Mexican manufacturers to ship finished apparel products into the United States duty-free or at reduced duties. 1996 marked the first year in which apparel products exported to the United States from Mexico exceeded products exported from any other country, including China.

EXPECTED BENEFITS OF THE FARAH ACQUISITION

     The Company believes that the combination of TSI and Farah will position it to offer major retailers complete private label and branded merchandise management programs in core apparel lines featuring both Farah's well-known brands and TSI's brands and private brand programs. The Company intends to apply TSI's proven production technology, comprehensive planning, control and customer service systems and innovative operating policies and procedures to integrate and substantially improve the profitability of Farah's operations. Anticipated benefits of the Farah Acquisition include the following:

        Complementary Branded and Private Label Product Line. TSI believes the Savane(R), Farah(R) and John Henry(R) brands complement TSI's brands and private brands, positioning the Company to offer differentiated branded and private label program in core apparel lines. The Company believes that it can leverage its strength in these categories to develop customized merchandise management programs featuring branded and private brand men's shirts, women's basic sportswear and products in other core apparel categories.

        Expanded Customer Base and Increased Customer Penetration. The Company believes that its customized merchandise management programs and customer service capabilities, together with the strength of the Farah brands, will enable the Company to increase sales to existing accounts and establish new accounts. The Company believes that substantial cross selling opportunities exist to market TSI brand products to Farah's customers and Farah brand products to TSI's customers. The Company intends to market merchandise management programs to increase sales to these existing customers, as well as generate sales to new customers.

        Greater Critical Mass. The Farah Acquisition will significantly increase the Company's revenue base. On a pro forma basis after giving effect to the Transactions, the Company's net sales for the twelve months ended April 4, 1998 would have been approximately $433.6 million. The Company believes that its increased size, marketing resources, production capacity and product offerings will enhance its relationships with key suppliers and retailers and strengthen its competitive position in the apparel industry.

        Cost Savings. As part of its integration plan for the Farah Acquisition, the Company believes that it can achieve at least $23.2 million of annual cost savings by the end of fiscal 1999. These cost savings include (i) a reduction of selling, general and administrative expenses (including distribution expenses) resulting in approximately $2.5 million of annual cost savings, (ii) the realization of production efficiencies resulting in approximately $15.2 million of annual cost savings and (iii) improvements in inventory management resulting in approximately $5.5 million of annual cost savings.

        Potential Divestiture Opportunities. Following the Farah Acquisition, the Company intends to evaluate Farah's assets in light of TSI's strategic and financial objectives and, to the extent such assets do not fit within those objectives, dispose of or discontinue operating such assets. The Company is currently considering its alternatives with respect to the Farah International and Savane Direct businesses. In addition, the Company intends to close the remainder of Farah's sewing operations in San Jose, Costa Rica. There can be no assurance that any disposition or closure will be consummated.

BUSINESS AND GROWTH STRATEGY

     The Company believes that the Farah Acquisition will position it to take advantage of key industry trends including: (i) an increasing emphasis by major apparel retailers on outsourced merchandise management programs for core apparel lines; (ii) a reduction by major retailers in the number of brands offered in favor of a few of the most well-recognized consumer brands; (iii) an increase in retailer and consumer demand for high-quality private brand apparel; (iv) a shift in consumer preference toward casual dress; and (v) a shift in trade policy which favors the manufacture of products in Mexico, the Caribbean and Latin America. The key elements of the Company's business and growth strategies include:

        Advanced Planning and Control Systems and Procedures. The Company employs advanced technology and comprehensive operating systems and procedures which integrate and monitor each operation to reduce inefficiencies, increase productivity and enhance customer service.

        High-Quality Products. The Company applies stringent quality standards throughout its operations, from the design of its products through the shipment of customer orders. In fiscal 1997, the application of these standards resulted in a rate of production of second quality finished goods of 1.1% of total production.

        Low-Cost and Flexible Operations. The Company is organized to effect a short production cycle from the receipt of raw materials through the shipment of a customer order. TSI believes its "chassis" production concept allows it to execute more cost-effective production runs than those of its competitors. The Company outsources labor intensive garment assembly and finishing operations to independent manufacturers on a fixed cost per unit basis. This strategy reduces the personnel and capital resources invested in the production process and enables TSI to vary production levels with changes in customer demand.

        Minimized Inventory Risk. The Company believes that it minimizes its inventory risks by (i) producing focused lines of core apparel products,
        (ii) minimizing the production cycle and maximizing production flexibility and (iii) tracking customer demand trends by SKU on a per store basis. In fiscal 1997, TSI's production cycle averaged 38 days and average inventory turnover was approximately five times.

        Customer Service. The Company provides customer satisfaction through high-quality products and customized merchandise management programs. These programs serve to increase retailer margins by outsourcing traditional retailer merchandising functions and reducing inventory risk and excessive markdowns.

        Expand Private Brand Programs for Major Retailers. The Company believes its high-quality and low-cost products, strong customer service and merchandise management capabilities position it to increase private brand market share as retailers consolidate and outsource private brand programs.

        New Product Introductions. The Company intends to develop and market products that complement existing core product lines. Targeted product categories include lines of men's casual shirts and women's sportswear. All new product lines will employ the Company's "chassis" production concept.

        Acquisitions. The Company will consider the acquisition of additional established brands as well as the acquisition of producers of complementary new product lines. The Company regularly evaluates acquisition opportunities, but currently has no agreements, arrangements or understandings with respect to any acquisitions, other than the Farah Acquisition, and there can be no assurance that any acquisitions will be consummated. See "Risk Factors -- Acquisitions."

INTEGRATION PLAN

     TSI and Farah produce similar products and use similar production operations. Because Farah principally markets branded products, the Company expects that it will realize higher average unit selling prices and higher gross margins on sales of Farah products than sales of products generated by TSI's private label programs. Because of the similarity of TSI's and Farah's product lines, the Company believes that operations and unit production costs will generally be comparable for TSI's and Farah's products.

     Following the Farah Acquisition, TSI intends to implement a comprehensive plan to integrate Farah's products and operations into its existing systems. As part of this integration strategy, TSI intends to take the following actions:

        Rationalize Farah Product Offerings. TSI intends to reduce the number of styles and SKU's of Farah branded products to concentrate on only those products which TSI believes generate appropriate levels of sales and profitability. TSI believes that this reduction of Farah's product line will reduce inventory levels and costly markdown and close-out sales and improve customer service. The Company also intends to integrate Farah's private label programs with those of TSI. In addition, the Company intends to develop new products to merchandise under the Farah brands, which will conform to TSI's "chassis" production concept.

        Develop Independent Brand Strategies. TSI intends to manage the TSI brands and each of the Farah owned Savane(R) and Farah(R) brands and the licensed John Henry(R) brand as separate businesses with distinct brand management programs. The Savane(R) brand will continue to be marketed to the department store channel with key targeted customers including Federated Department Stores, May Co., Dillard's and Proffitt's. The John Henry(R) brand will continue to be marketed exclusively through Sears, and Farah(R) brand pants, shorts and jeans will continue to be marketed through the mass merchant channel. TSI intends to invest in cooperative advertising and merchandising programs with certain key customers to enhance demand for the Farah brands. The Company plans to apply TSI's proven merchandise management and customer service capabilities to improve Farah's partnerships with its key accounts.

        Focus on Market Analysis and Sales Forecasting. Farah has historically forecasted sales based on customer-specific and market data on a monthly basis. TSI generally forecasts sales once per week. TSI intends to initiate semi-weekly sales forecasting for the Farah businesses and integrate the resulting sales forecasts with TSI's purchasing and production planning and control systems. TSI believes that the application of TSI's sales forecasting systems and procedures to Farah's businesses will reduce the amount of excess, slow moving and obsolete Farah inventory.

        Joint Sales and Marketing. The Company intends to consolidate TSI's and Farah's sales management and market Farah's branded products to TSI's customers and TSI's private brand programs to Farah's customers. TSI's sales mix is concentrated in the wholesale clubs and mass merchant channels with modest penetration of chain stores and department stores. Farah's sales mix is strongest with department stores through its Savane(R) line of products. The Company believes that it can increase net sales through focused joint sales and marketing programs targeting the entire TSI and Farah customer base.

        Rationalize Production. The Company intends to apply TSI's sophisticated production planning and control systems and procedures, integrated with its sales forecasting system, to manage Farah's production. TSI intends to integrate and consolidate Farah's cutting, assembly and finishing operations to realize economies of scale, balance production operations and reduce unit production costs. The Company also intends to convert Farah's assembly and finishing operations to modular work teams to reduce work in process inventories and increase productivity. The Company also intends to apply TSI's production planning and control systems to reduce shipping costs and improve customer order execution.

        Consolidate Purchasing. The Company intends to combine TSI's and Farah's raw materials purchasing to realize economies of scale, improve raw materials quality and reduce raw materials inventories. The Company expects to consolidate raw materials suppliers, institute its just-in-time inventory management programs with its leading suppliers and inspect raw materials at supplier mills before receipt.

        Distribution. Farah recently opened its new distribution facility and has experienced difficulties in processing orders which has led to substantial customer order cancellations. The Company intends to apply its comprehensive operating systems and procedures to Farah's distribution system. The Company believes these changes will be implemented by the end of fiscal 1999.

        Reduce General and Administrative Expenses. TSI intends to consolidate Farah into TSI's general and administrative infrastructure, which TSI believes will result in cost savings by eliminating redundancies and nonrecurring activities associated with Farah's public company reporting and administrative costs, insurance coverages and professional fees. Farah's financial reporting and internal control procedures will be integrated with TSI's systems. TSI's chief financial officer and controller will assume supervisory responsibility for Farah's accounting, financial reporting and internal controls.

        Integrate MIS Functions. TSI intends to operate Farah's information systems in parallel with TSI's, evaluate the best practices of both systems and integrate systems functions as appropriate on an application-by-application basis. The separate information systems staffs will be supervised by TSI's chief information officer.

        Potential Divestiture Opportunities. Following the Farah Acquisition, the Company intends to evaluate Farah's assets in light of TSI's strategic and financial objectives and, to the extent such assets do not fit within those objectives, dispose of or discontinue operating such assets. The Company is currently considering its alternatives with respect to Farah International and Savane Direct businesses. During the first quarter of fiscal 1998, Farah decided to close its finishing facility in Cartago, Costa Rica and reduce its sewing operations in San Jose, Costa Rica. The Company intends to close the remainder of Farah's sewing operations in San Jose, Costa Rica. There can be no assurance that any such disposition or closure will be consummated.

        Farah International sells apparel primarily in the United Kingdom, Australia and New Zealand, under the Savane(R) and Farah(R) labels. Farah International's product lines include principally dress and casual slacks, and shirts and sweaters manufactured by third parties and made from polyester fabrics or polyester blended fabrics. The United Kingdom is Farah International's principal market and in fiscal 1997 accounted for approximately 63.0% of its sales. Farah Australia and Farah New Zealand accounted for approximately 36.0% of Farah International's sales in fiscal 1997. Farah sells most of its products in the Australian and New Zealand markets under the Savane(R) and Farah(R) labels. In fiscal 1997, net sales and EBITDA attributable to Farah International were $49.7 million and $1.9 million, respectively. Farah's retail store division, Savane Direct, currently operates 34 stores in the United States, most of which are located in outlet malls. In fiscal 1997, net sales and EBITDA attributable to Savane Direct were $16.8 million and $86,000, respectively.

PRODUCTS

  TSI

     TSI produces and markets high quality casual pants, jeans, shorts and dress pants principally for men, which are marketed under TSI brands, private brands and licensed brand names. Most of TSI's apparel line focuses on basic, recurring styles that TSI believes are less susceptible to fashion obsolescence and less seasonal in nature than fashion styles. Key fabrics include 100% cotton and synthetic blends using rayon, wool and polyester. Key fabric constructions include twill, denim, corduroy and wrinkle-free fabrications. The table below sets forth sales mix, expressed as a percentage of net sales, and retail price points per product category:

                                                  TWENTY-SIX    TWENTY-SEVEN
                               FISCAL YEAR        WEEKS ENDED   WEEKS ENDED
                          ---------------------    MARCH 29,      APRIL 4,     CURRENT RETAIL
                          1995    1996    1997       1997           1998         PRICE RANGE
                          -----   -----   -----   -----------   ------------   ---------------
Casual pants............   48.5%   56.8%   53.9%      53.5%         52.6%      $17.99 - $39.99
Shorts (including
  denim)................   42.8    34.4    32.1       35.5          37.2        11.99 -  24.99
Dress pants.............    0.9     1.7     8.6        5.5           5.1        24.99 -  39.99
Denim jeans.............    7.8     7.1     5.4        5.5           5.1        16.99 -  24.99
                          -----   -----   -----      -----         -----
                          100.0%  100.0%  100.0%     100.0%        100.0%
                          =====   =====   =====      =====         =====

     TSI's design staff examines domestic and international trends in the apparel industry as well as industries completely outside the sphere of clothing manufacture, including the automobile, grocery and home furnishings industries, to determine trends in consumer preferences for styling, color, labeling and packaging, quality and general lifestyle. Virtually all of TSI's products are designed by its in-house staff using CAD technology, which enables TSI to produce computer simulated samples that display how a particular style will look in a given color and fabric. The use of CAD technology reduces the time and costs associated with producing actual sewn samples prior to customer approval and allows TSI to create custom designed products meeting the specific needs of a customer. Product design and development is integrated with production planning and control operations to ensure that individual garment construction specifications are consistent with TSI's "chassis" production strategy and its product quality and production efficiency standards.

  FARAH

     Farah U.S.A. manufactures and markets high quality, medium priced, branded and private label apparel for men, boys and women. Products include casual and dress pants, sportcoats, suit separates, skirts and shirts consisting of 100% cotton and blended fabrics that emphasize comfort, fit and performance. The table below sets forth sales mix, expressed as a percentage of net sales, and retail price points per product category:

                                 FISCAL YEAR          THIRTEEN WEEKS ENDED
                            ---------------------   -------------------------
                                                    FEBRUARY 2,   FEBRUARY 1,   CURRENT RETAIL
                            1995    1996    1997       1997          1998         PRICE RANGE
                            -----   -----   -----   -----------   -----------   ---------------
Casual pants..............   72.1%   70.5%   68.3%      76.4%         66.2%     $ 17.96 -$ 55.00
Dress pants...............   17.7    19.1    20.0       18.5          21.3        19.96 -  60.00
Suit coats/sportcoats.....    6.3     5.2     3.6        3.3           4.3       125.00 - 150.00
Shirts....................     --     0.8     3.6        1.5           4.0        30.00 -  48.00
Shorts....................    3.8     3.2     3.5        0.1           3.1        19.99 -  35.00
Denim jeans...............    0.1     1.2     0.6        0.2           0.6        17.99 -  24.99
Skirts....................     --      --     0.4         --           0.5        30.00 -  32.00
                            -----   -----   -----      -----         -----
                            100.0%  100.0%  100.0%     100.0%        100.0%
                            =====   =====   =====      =====         =====

     Farah U.S.A.'s products are sold under three primary labels: Savane(R), Farah(R) and John Henry(R). Farah owns the Savane(R) and Farah(R) labels and licenses the John Henry(R) label.

     Farah has positioned products marketed under the Savane(R) label as high quality garments using better fabrics and finer workmanship. Savane(R) casuals include pants and shorts for men and boys and pants, shorts, shirts and skirts for women made primarily from 100% cotton fabrics. Savane(R) dress wear includes men's pants, sportcoats and suit separates made primarily of polyester/wool and polyester/wool/lycra blend fabrics. Products sold under its Farah(R) label include men's casual and dress pants. Dress pants are made from blended fabrics, while casual pants are mainly 100% cotton. The John Henry(R) label is primarily used for dress pants, suit separates and sportcoats produced from blended fabrics.

CUSTOMERS AND CUSTOMER SERVICE

  TSI

     TSI markets its products to approximately 75 department and specialty stores, catalog retailers, discount merchants and wholesale clubs. TSI's products are sold at over 6,000 outlets throughout the United States, Canada, Mexico and Central America. Sales to TSI's five largest customers represented 69.8% and 63.9% of net sales during fiscal 1997 and the twenty-seven weeks ended April 4, 1998, respectively. Sales to Wal-Mart (substantially all of which represent sales to Sam's Club), Costco and Phillips-Van Heusen accounted for approximately 28.7%, 17.0%, and 11.0% respectively, of net sales for fiscal 1997 and approximately 24.6%, 15.4% and 8.1%, respectively, of net sales for the twenty-seven weeks ended April 4, 1998. TSI also sells its products to other major retailers, including Dayton Hudson, Federated Department Stores, J.C. Penney, May Co. and Nordstrom, none of which accounted for more than 10.0% of the Company's net sales in fiscal 1997 or the twenty-seven weeks ended April 4, 1998. TSI believes that its innovative business strategies, customer service capabilities and focus on aggressive inventory management have resulted in large part from servicing the quick response merchandise management demands of Sam's Club and Costco. See "Risk Factors -- Reliance on Key Customers."

     Set forth below are comparative sales mix data, expressed as a percentage of net sales, by marketing channel:

                                                                 TWENTY-SIX    TWENTY-SEVEN
                                              FISCAL YEAR        WEEKS ENDED   WEEKS ENDED
                                         ---------------------    MARCH 29,      APRIL 4,
CHANNEL                                  1995    1996    1997       1997           1998
-------                                  -----   -----   -----   -----------   ------------
Wholesale club.........................   29.8%   42.3%   46.1%      48.1%         41.5%
Discount and mass merchant.............   31.3    21.4    21.1       17.9          21.2
National chain.........................   20.9    14.5    12.3       15.7          17.8
Department store.......................    8.8    14.4    10.9       11.3          11.4
Specialty store........................    4.9     4.7     5.4        5.0           5.6
Catalog................................    2.5     1.1     0.2        0.3           0.4
Other..................................    1.8     1.6     4.0        1.7           2.1
                                         -----   -----   -----      -----         -----
                                         100.0%  100.0%  100.0%     100.0%        100.0%
                                         =====   =====   =====      =====         =====

     TSI offers its customers comprehensive merchandise management programs, which include: (i) product development and design; (ii) customized planning of store-level merchandise assortments and inventories by SKU; (iii) consistently high quality and high value products; (iv) custom labeling and packaging design;
(v) quick response electronic order execution and automatic store-level merchandise replenishment programs; (vi) real time analysis of store-level sales by SKU to predict consumer demand trends; (vii) retail profitability analysis by style and overall assortment; and (viii) access to sophisticated sales forecasting and inventory management systems. The Company intends to continue to promote these capabilities aggressively to increase sales.

  FARAH

     Farah U.S.A. markets its brands in three distinct markets. Savane(R) products are sold to major department stores, John Henry(R) products are sold exclusively to Sears and Farah(R) products are sold to mass-merchants, principally Wal-Mart. During fiscal 1997, Farah's ten largest customers accounted for approximately 66.0% of Farah's net sales. Sales to Federated Department Stores, Dillard's and Wal-Mart accounted for approximately 13.1%, 12.8% and 10.0% respectively, of net sales for fiscal 1997 and approximately 12.8%, 10.5% and 17.4% of net sales for the thirteen weeks ended February 1, 1998. See "Risk Factors -- Reliance on Key Customers."

     Set forth below are comparative sales mix data, expressed as a percentage of net sales, by marketing channel:

                                                 FISCAL YEAR           THIRTEEN WEEKS ENDED
                                           -----------------------   -------------------------
                                                                     FEBRUARY 2,   FEBRUARY 1,
CHANNEL                                    1995     1996     1997       1997          1998
-------                                    -----    -----    -----   -----------   -----------
Department store.........................   64.5%    62.7%    63.1%      61.9%         59.7%
Discount and mass merchant...............   10.7     15.6     20.7       25.0          18.2
Wholesale club...........................     --       --      1.1         --           9.1
National chain...........................    7.6      7.5      7.2        4.5           7.5
Specialty store..........................   13.4     11.4      6.0        6.7           5.1
Other....................................    3.8      2.8      1.9        1.9           0.4
                                           -----    -----    -----      -----         -----
                                           100.0%   100.0%   100.0%     100.0%        100.0%
                                           =====    =====    =====      =====         =====

MARKETING AND SALES

  TSI

     TSI employs sales representatives located in eight states having an average of over 16 years of experience in the apparel industry. TSI also maintains a sales and marketing support staff in Tampa dedicated to analyzing sales and marketing data. Using its market data and industry experience, TSI offers each of its existing and prospective customers a marketing plan tailored to the customer's market niche, which details by SKU optimal product assortments and inventory levels, retail sales performance and trends, pricing strategies and profit margins. TSI operates a sophisticated electronic data interchange ("EDI") system to execute customer orders on a quick response basis. In fiscal 1997, TSI processed substantially all of its customer orders via its EDI system and typically shipped customer orders within 72 hours of receiving the purchase order.

  FARAH

     Farah U.S.A.'s sales force consists of regional corporate account executives who are directly responsible for certain major retail accounts, including Federated Department Stores, May Co., Dillard's, Sears and Wal-Mart, and regional sales representatives who report to the corporate account executives and assist them with the major retail accounts. The regional sales representatives are also responsible for sales to smaller retailers. Farah U.S.A. employs merchandise coordinators who visit retail stores that carry Farah's branded products to train store personnel to sell Farah products, ensure proper point-of-sale merchandising and presentation of the Farah products, and enhance customer satisfaction with the Farah brands. Farah U.S.A.'s marketing and advertising program consists of point-of-sale merchandising fixtures and materials, national print advertising and participation in cooperative advertising programs with retailers.

     Farah U.S.A. fills retailers' orders from inventory at its distribution center and ships orders directly to retailers' stores or their distribution centers. During the thirteen weeks ended February 1, 1998, Farah opened its new distribution center in Santa Teresa, New Mexico. Farah has implemented an EDI system with selected large retailers and, in fiscal 1997, substantially all of its customer orders were processed through its EDI system.

PRODUCTION

  TSI

     Overview. TSI inventories, spreads, marks and cuts virtually all of the fabric used in the manufacture of its products at its owned facility in Tampa, Florida. The components are then assembled by independent manufacturers outside the United States, principally in the Dominican Republic, and shipped back to TSI's Tampa facilities for labeling, packaging and distribution. TSI also imports finished goods, principally denim jeans, shorts and shirts from Mexico, the Pacific Rim and the Middle East. TSI believes that the use of independent garment assembly and finishing contractors enables it to provide customers with high quality goods at significantly lower prices than if it operated its own assembly facilities. In fiscal 1997, products originating from TSI's Tampa cutting facility and imported finished goods represented approximately 83.4% and 16.6%, respectively, of the products sourced by TSI. In fiscal 1997, the production cycle from receipt of raw materials through the availability for shipping of finished goods averaged 38 days compared to 43 days in fiscal 1996 and 52 days in fiscal 1995. In fiscal 1997, TSI's average finished goods inventories, expressed as days of net sales, were 45 days, compared to 57 days in fiscal 1996 and 50 days in fiscal 1995. TSI believes that it is organized to maximize manufacturing productivity and minimize inventory risk. See "Risk Factors -- International Sourcing and Manufacturing."

     Production Planning and Control. TSI applies stringent production planning and control systems and procedures throughout the production process to increase productivity, reduce unit production costs and mitigate inventory risk. Detailed production plans by SKU are developed based on individual long-range customer merchandise plans and are reset twice per week based on TSI's retail sales demand forecasting and market trend analysis. The production plan governs each stage of garment fabrication to enhance high-quality and low-cost production. In fiscal 1997, TSI's average work-in-process inventories, expressed as days of net sales, were 18 days, compared to 25 days in fiscal 1996 and 35 days in fiscal 1995.

     Raw Materials Sourcing. Based on its production plan, TSI purchases raw materials, including fabrics, thread, trim and labeling and packaging materials, on virtually a just-in-time basis from domestic sources based on quality, pricing and availability. TSI's personnel inspect raw materials quality at suppliers' facilities to avoid the handling costs and production plan disruption of receiving off-quality materials. TSI has no long-term contracts with any of its suppliers and maintains multiple sources of supply for key raw materials, which include generally available fabric constructions and trim components. In fiscal 1997 and 1996, TSI's average raw materials inventories, expressed as days of net sales, were 10 days in each fiscal year, compared to 7 days in fiscal 1995. See "Risk Factors -- Price and Availability of Raw Materials."

     Cutting. Since 1989, TSI has invested in computerized equipment for spreading, marking and cutting fabric to ensure color consistency and maximize fabric utilization. In fiscal 1997, TSI's fabric utilization averaged approximately 92.0% compared with an industry average of approximately 87.0%. TSI has also invested in state-of-the-art fabric handling and cutting technology, including 12 air table handling systems, 11 Niebuhr spreaders, and three Gerber computerized cutting systems. TSI has organized its cutting facility with utilities and infrastructure located outside the cutting room to permit conversion of the facility to a distribution center as off-shore cutting capabilities develop.

     Assembly and Finishing. Cut fabric and components (buttons, zippers, etc.) are shipped by common carrier to independent manufacturers, principally in the Dominican Republic, for garment assembly and finishing. TSI currently uses approximately 15 manufacturers in the Dominican Republic that specialize in assembling and finishing products on one or more "chassis" and adhere to TSI's specific operating procedures. TSI has converted all of its contractors to modular work teams from the traditional assembly line production, which TSI believes has improved productivity. In addition, TSI's production planning and control system tracks production at each assembly and finishing stage to identify production difficulties as they occur and thereby increase efficiency and minimize costly rework and off-quality finished goods. TSI's team of 14 quality control personnel inspects production by the independent manufacturers on a daily basis to ensure strict adherence to operating procedures and quality standards. TSI has used these manufacturers for an average of more than three years and enjoys, in effect, exclusive relations with 10 of them.

     TSI believes that manufacturing in the Dominican Republic offers TSI certain competitive advantages, including favorable pricing and better quality production, a long-standing and relatively stable production network, and much shorter transportation periods than goods assembled in the Pacific Rim. In addition, United States customs duties programs, such as Section 807, facilitate assembly in the Caribbean Basin by completely eliminating or substantially reducing the customs duties on the import of assembled United States components. TSI arranges for assembly and finishing on a per unit basis and does not have any long-term contracts with any of its independent contractors. TSI is able to shift its sources of supply depending upon production and delivery requirements and cost, while at the same time reducing the need for significant capital expenditures, work-in-process inventory and a large production work force. TSI believes that its relations with its contractors are generally good.

     Labeling, Packaging and Shipping. Finished goods are shipped from the Dominican Republic and other sources via common carrier to TSI's Tampa distribution center. Quality inspections occur both before shipment to Tampa and when the finished garments are received by the distribution center. TSI currently employs 24 full-time quality control personnel in its Tampa facilities. Upon confirmation of a customer order, TSI picks the appropriate items from its common inventory, applies customer-specific tags, labels and packaging, and prepares shipments in accordance with the customer's specifications. TSI's advanced finished goods processing and distribution systems enable TSI to process a customer order in less than 12 hours, if necessary, and TSI generally ships orders within three days of receipt. The customer pays the applicable freight charges. See "Risk Factors -- Dependence on Independent Manufacturers."

     TSI has implemented comprehensive customer order processing and shipping procedures to enhance customer service and reduce costly customer chargebacks for order execution deficiencies. Cartons containing garments are bar coded, weighed and electronically sorted based on weight standards for each individual garment. Cartons not meeting specifications are removed from order processing for review. Approved cartons are shrink-wrapped together for delivery to customers. As a result of these quality control procedures, customer returns were approximately 1.2% in fiscal 1997.

  FARAH

     Farah U.S.A.'s operations are organized similarly to TSI's with domestic cutting and finished goods distribution and foreign garment assembly and finishing. Farah operates one cutting facility in the United

States, one sewing/finishing and one finishing facility in Mexico, and one sewing/finishing facility in Costa Rica. Farah also has a long-term joint venture arrangement in a Mexican finishing facility with a third party Mexican corporation. In fiscal 1998, Farah announced its intention to close its finishing facility in Cartago, Costa Rica, reduce its sewing operations in its San Jose, Costa Rica facility, and move production to its Mexican facilities and independent manufacturers. Finished products are delivered to Farah's United States distribution center for storage, customer order execution, and distribution to Farah customers in the United States. In fiscal 1997, the production cycle from receipt of raw materials through the availability for shipping of finished goods averaged 60 days compared with 51 days in fiscal 1996 and 64 days in fiscal 1995. For fiscal 1997, Farah U.S.A.'s average finished goods inventories, expressed as days of net sales, were 61 days compared to 66 days for fiscal 1996 and 82 days for 1995. In fiscal 1997, Farah U.S.A.'s average work-in-process inventories, expressed as days of net sales, were 40 days compared to 32 days in fiscal 1996 and 41 days in fiscal 1995. In fiscal 1997, Farah U.S.A.'s average raw materials inventories, expressed as days of net sales, were 20 days compared to 19 days in fiscal 1996 and 23 days in fiscal 1995.

IMPORTS AND IMPORT REGULATIONS

     Each of TSI and Farah presently imports garments under three separate scenarios having distinct customs and trade consequences: (i) imports of finished goods (mostly from the Pacific Rim and the Middle East); (ii) imports from the Caribbean Basin and Central America; and (iii) imports from Mexico. See "Risk Factors -- International Sourcing and Manufacturing" and "-- Imports and Import Restrictions."

     For direct imports (mostly from the Pacific Rim and the Middle East), duties on imported garments are normally imposed at most favored nation ("MFN") tariffs rates and are subject to a series of bilateral quotas that regulate the number of garments that may be imported annually into the United States. The tariffs for most of the countries from which TSI and Farah currently import or intend to import have been set by international negotiations under the auspices of the World Trade Organization ("WTO"). These tariffs generally range between 17.0% and 35.0%, depending upon the nature of the garment (e.g., shirt, pant), its construction and its chief weight by fiber. The principal sourcing alternatives that do not enjoy MFN rates in the Far East are Vietnam and Laos.

     In addition to these tariff rates, merchandise from virtually all the countries from which TSI and Farah import is also subject to bilateral quota restraints pursuant to United States domestic law or the multi-lateral Agreement on Textile and Clothing, which is under the auspices of the WTO. Bilateral quotas are implemented on a calendar year basis. After the United States and a particular country agree to a particular level of exports in a particular quota category (for instance, cotton men's bottoms (category 347)), the country that receives the quota has the right to determine the method by which such quota is assigned to its manufacturers. Some jurisdictions, such as Hong Kong, have a free market under which quotas are bought and sold. Most countries, however, assign it to the factories that actually produce the garments. Shipments which are exported to the United States must, in addition to the usual commercial documentation, have appropriate and official textile visas, in either an electronic or paper format, which confirm their quota status. This documentation must be filed prior to the admission and clearance of the merchandise into the United States. Accordingly, TSI and Farah usually demand that this paperwork be submitted prior to payment.

     TSI and Farah also import garments from countries in the Caribbean Basin and Central America. Although much merchandise imported from these jurisdictions is subject to the identical tariff and quota consequences described above for Pacific Rim imports, there are special circumstances which provide a unique tariff and quota preference for some merchandise sourced from the Caribbean Basin or Central America. The principal tariff advantage is the so-called "807" program. Under this program, merchandise produced under tariff subheading 9802.00.80, HTS, is admitted into the United States with a substantial tariff reduction. Specifically, this tariff provision provides a reduction in duty based on the value of exported United States components assembled into a product in a foreign jurisdiction which is subsequently reimported into the United States. In essence, the duty reduction is equal to the value of United States components incorporated into these assembled goods plus southbound international freight and insurance. For apparel products, such United States components normally consist of cut-to-shape United States fabric parts, finishing and trim (buttons, thread, etc.). In addition, if the fabric which is cut to create the cut component parts is also knitted, woven or formed in the United States, there is a special quota provision which provides for more liberalized access to the United States marketplace. This special quota provision is applicable only to certain Caribbean Basin, Central American and northern Latin American countries which have signed special agreements with the United States. Under the terms of these agreements, such products, known in the trade as "807A" or "Super 807" or "Guaranteed Access Level" products, are controlled through a much more liberal quota system. Accordingly, a country such as the Dominican Republic would have a regular quota for men's cotton bottoms produced through a normal cut, make and trim operation or through the traditional 807 process; at the same time, it would have a much larger and, therefore, more liberal quota for merchandise produced from United States cloth under this Super 807 or 807A program. TSI and Farah produce significant garments under one or both of these programs. In those circumstances where garments qualify for both preferences, "807" and "807A," the merchandise is accorded both quota and tariff advantage over Pacific Rim, Middle Eastern or non-qualifying Western hemisphere goods.

     TSI and Farah also import finished goods from Mexico under the North American Free Trade Agreement, commonly known as NAFTA. Under NAFTA, merchandise which qualifies is accorded reduced or duty-free access, depending upon the type of merchandise selected. The key requirement for NAFTA qualification for such garments is that the yarn, cloth, cut, sew and finish of the garments all take place within North America. This is commonly known as the "yarn-forward rule." Merchandise produced pursuant to these rules enters the United States at a preferential or at a zero rate and is not subject to any quota.

     In addition to the regular NAFTA program, certain imports made by the Company are also subject to a tariff preference which was created and enacted as part of the NAFTA-enabling legislation. This tariff provision, subheading 9802.00.90, HTS, provides for immediate duty-free and quota-free entry into the United States from Mexico of garments made from components which are cut to shape in the United States from United States knit, woven or formed cloth. This duty-free, quota-free entry would be available for pant products sourced from United States components cut from United States knitted/woven fabric. This merchandise, therefore, has an even more favorable treatment than merchandise being imported from the Caribbean Basin. The Company currently imports a limited amount of such merchandise from Mexico, but Farah imports a more significant amount from Mexico.

     Finally, non-NAFTA qualifying goods may be imported from Mexico. Such merchandise could be imported at reduced duty rates under the 807 (9802.00.80) program (cut in the United States), or special tariff rate quotas called "TPLs." Otherwise, it is subject to full duty. Such merchandise may also be subject to Mexican quotas which are effective for some products until 2004.

PERSONNEL

  TSI

     At May 9, 1998, TSI had 730 employees, including 24 in the Dominican Republic. Of the remainder, approximately 110 hold executive and administrative positions, approximately 17 are engaged in design and merchandising, approximately 385 are engaged in production (e.g., marking, cutting and labeling), approximately 16 are engaged in sales, approximately 143 are engaged in distribution and approximately 35 are engaged in quality control. None of TSI's employees is subject to a collective bargaining agreement, and TSI considers its relations with its employees to be generally good.

  FARAH

     As of April 30, 1998, Farah had approximately 3,950 employees. As of that date, Farah U.S.A., Farah International and Savane Direct had approximately 3,600, 160 and 190 employees, respectively. Of these employees, approximately 460 were either salaried or paid based on sales commissions earned, with the remainder paid on an hourly basis or on the basis of production. Approximately 125 of Farah U.S.A.'s United States employees are members of the Union of Needletrades, Industrial and Textile Employees (formerly, Amalgamated Clothing and Textile Union) and approximately 780 of its employees are members of a union in Mexico. The collective bargaining agreement with Farah's United States employees expires in February 2000.

The collective bargaining agreement for Farah's employees in Mexico expires in December 1998. Farah considers its relations with its employees to be generally good.

MANAGEMENT INFORMATION SYSTEMS

  TSI

     TSI believes that advanced information processing is important to maintain its competitive position. The Company began implementation of a new, integrated management information system in the second quarter of fiscal 1998 and continues to integrate additional functions. The Company's new management information system, which will cost approximately $5.0 million, will include client server based hardware and the implementation of the latest version of SAP. The SAP software, which will include the apparel specific "AFS" component, will allow the Company to fully integrate functions such as finance, manufacturing, distribution and inventory management. The new system will enable TSI to streamline information entry, enhance analytical and inventory management capabilities, strengthen customer service capabilities and provide a better flow of information throughout its operations.

     The Company's management information systems facilitate inventory and operating controls by providing, among other things, comprehensive order processing, production, accounting and management information for the marketing, manufacturing, importing and distribution functions of TSI's business. TSI has also purchased and implemented a software program that enables TSI to track, among other things, orders, manufacturing schedules, inventory and unit sales of its products. In addition, to support TSI's flexible inventory replenishment program, TSI has an EDI system through which customer inventories can be tracked and orders automatically placed by the retailer with TSI. See "Risk
Factors -- Management Information Systems" and " -- Year 2000" and "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Impact of the Year 2000 Issue."

  FARAH

     Farah has implemented programs to ensure technical competence in the areas of information systems, financial reporting, electronic commerce, order processing, inventory control, computer controlled/assisted warehousing, distribution, manufacturing and Year 2000 compliance. Farah is currently migrating the business systems from an IBM ES 9000 mainframe (operating an enterprise wide software program known as CAMP -- Comprehensive Apparel Manufacturing Package), to an IBM A/S 400 RISC mid-range system (operating an enterprise wide system known as ACS -- Apparel Computing System). The A/S 400 offers operational stability, responsiveness, flexibility, reduced operational costs, increased integration for internet, data warehousing, and electronic commerce technologies and an advanced system security. ACS offers an integrated suite of tools to support EDI, order processing, operations planning, sales, marketing, inventory management, and accounts receivable. The new system will also provide interfaces with other key business systems such as the JD Edwards financial reporting and accounting system and the PkMS warehouse management system. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Impact of the Year 2000 Issue."

COMPETITION

     The apparel industry is highly competitive and TSI and Farah compete with numerous apparel manufacturers, including brand name and private label producers, and retailers which have established, or may establish, internal product development and sourcing capabilities. TSI's and Farah's products also compete with a substantial number of designer and non-designer product lines. Many of TSI's and Farah's competitors and potential competitors have greater financial, manufacturing and distribution resources than TSI. TSI believes that it competes favorably on the basis of quality and value of its programs and products, price, the production flexibility that it enjoys as a result of its "chassis" production concept, cutting and labeling capabilities, sourcing network and the long-term customer relationships it has developed. The Company believes that producers of apparel generally compete on the basis of quality, price and service. Nevertheless, any increased competition from manufacturers or retailers, or any increased success by existing competition, could result in reductions in unit sales or prices, or both, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Risk Factors -- Competition."

TRADEMARKS AND LICENSES

  TSI

     TSI holds or has applied for over 75 United States trademark registrations covering its various brands. TSI believes that its Flyers(TM) and Bay to Bay(R) trademarks are material to its business. Bay to Bay(R) is registered with the United States Patent and Trademark Office. This registration expires in 2001 and is subject to renewal. There are applications pending with the United States Patent and Trademark Office for trademarks which include the Flyers(TM) name. Two of these applications have been opposed. Pursuant to separate license agreements, TSI has the exclusive rights to use (i) the Bill Blass(R) trademark with respect to casual pants and shorts, jeans and prehemmed dress pants distributed or sold in the United States, Mexico and Canada, (ii) the Van Heusen(R) trademark with respect to men's pants, jeans and shorts distributed or sold in the United States and its possessions and territories and (iii) the Generra(R) trademark with respect to the design, manufacture and wholesale in the United States and Canada of men's casual pants, shorts and dress slacks (excluding open bottom construction) and men's jean-constructed bottoms made of denim or heavy weight fabrics (excluding open bottom construction). The Bill Blass(R) license expires in calendar 2000, and the Van Heusen(R) license expires in calendar 1999. The license agreement with respect to the Generra(R) trademark is subject to two renewal options that expire September 30, 2002 and 2005, respectively. TSI believes that it has the exclusive use of all of its owned and licensed trademarks. See "Risk Factors -- Dependence on Intellectual Property; Risk of Infringement Claims."

  FARAH

     Farah owns many United States and foreign trademark registrations, including Savane(R), Savane Elements(R), PROCESS 2000(R), Farah(R) and Farah Clothing Company(R), and has several other trademark applications pending in the United States and foreign countries. The John Henry(R) trademark is licensed from Zodiac International Trading Corporation, an affiliate of Salant Corporation, with respect to the manufacture, advertisement, promotion and sale in the United States and Canada of men's slacks and trousers, blazers, sportcoats and jackets, shorts and jeans. The John Henry(R) license is renewable by Farah through 2038. See "Risk Factors -- Dependence on Intellectual Property; Risk of Infringement Claims."

FACILITIES

  TSI

     TSI's corporate headquarters, cutting and warehouse facilities are located in Tampa, Florida and are owned by TSI. In fiscal 1997, TSI completed an approximately 110,000 square foot state-of-the-art cutting facility designed to provide an environment that would increase efficiencies and accommodate TSI's increasing volume. The new facility is located adjacent to TSI's administration and distribution facility (approximately 190,000 square feet). During fiscal 1997, TSI's cutting and labeling, packaging and shipping facilities operated at approximately 65.0% of capacity. TSI's facilities are subject to a mortgage securing the debt outstanding under the Real Estate Loan Agreement, which had an outstanding balance of $9.6 million as of April 4, 1998. TSI also leases approximately 4,000 square feet of showroom offices in New York City. This lease expires in April 2004. TSI believes that its existing facilities are adequate to meet its current and foreseeable needs. TSI also believes its existing facilities are well maintained and in good operating condition. See "Description of Other Indebtedness -- Real Estate Loan" and Note 6 to TSI's Consolidated Financial Statements.

  FARAH

     Farah's principal executive offices and United States distribution facility are located in El Paso, Texas. Farah considers both its domestic and international facilities to be suitable and adequate and to have sufficient productive capacity for current operations. Farah leases its corporate headquarters in El Paso, Texas. Farah also leases a new distribution warehouse located in Santa Teresa, New Mexico. Relocation to the new warehouse was completed during the second quarter of fiscal 1998.

     The following table reflects the general location, use and approximate size of Farah's significant real properties currently in use:

                                                                       APPROXIMATE SQUAREFOOTAGE
          LOCATION                              USE                          OWNED/LEASED
          --------                              ---                    -------------------------
El Paso, Texas                Warehouse                                      116,000 Owned(1)
Chihuahua, Mexico,            Garment manufacturing plant                     73,800 Owned
San Jose, Costa Rica          Garment manufacturing plant                    124,000 Owned
Cartago, Costa Rica           Garment manufacturing plant                     77,000 Owned
Auckland, New Zealand         Office/Warehouse                                 9,000 Owned
El Paso, Texas                Corporate offices                              43,500 Leased
El Paso, Texas                Garment manufacturing plant                   201,000 Leased
Sydney, Australia             Office/Warehouse                               29,000 Leased
Suva, Fiji                    Two garment manufacturing plants               35,000 Leased(2)
Witham, United Kingdom        Office/Warehouse                               57,000 Leased
Santa Teresa, New Mexico      Distribution Warehouse                        250,000 Leased
Juarez, Mexico                Garment manufacturing plant                    73,500 Leased
Queretaro, Mexico             Warehouse                                      32,700 Leased
Torreon, Mexico               Garment manufacturing plant                    25,000 Leased(3)

---------------
(1) The facility was formerly a garment manufacturing plant. The underlying land is leased through February 2002.
(2) The facilities are leased by a joint venture in which Farah is a 50% participant.
(3) The facilities are leased by Farah and a co-lessee.

LEGAL PROCEEDINGS

  TSI

     On March 21, 1997, Levi Strauss & Co. brought suit against TSI in United States District Court for the Northern District of California. The complaint alleges, among other things, that TSI's Flyers(TM) trademark and certain trade dress used in the labeling and packaging of TSI's Flyers(TM) and Bay to Bay(R) products infringe upon certain of plaintiff's proprietary trademark and trade dress rights in violation of the federal Lanham Act and California law. The complaint seeks injunctive relief, as well as treble damages and attorneys' fees. In addition, plaintiff has indicated that it believes that certain trade dress used in the labeling and packaging of TSI's licensed Bill Blass(R) brand dress slacks also infringes upon certain of plaintiff's proprietary trade dress rights. Although the outcome of the litigation cannot be determined at this time, TSI has engaged in settlement discussions with Levi Strauss & Co. Nevertheless, in an attempt to limit TSI's liability, if any, with respect to such alleged infringement, TSI has unilaterally altered the trademark and trade dress which are currently the subject of this litigation.

     On July 3, 1997, Out-of-Mexico Apparel, Ltd. brought suit against TSI in California Superior Court for, among other things, breach of contract, breach of a noncircumvention agreement, and violation of the California Unfair Business Practices Act. The complaint alleges that TSI entered into contracts for the manufacture of apparel with certain manufacturers in contravention of a customer non-disclosure and non-circumvention agreement between Out-of-Mexico Apparel, Ltd. and TSI. The complaint seeks compensatory damages and prejudgment interest, punitive damages and the costs of suit. Although the outcome of the litigation cannot be determined at this time and TSI would consider reasonable settlement opportunities, TSI intends to vigorously defend against such allegations. The Company does not believe that this litigation will have a material adverse effect on its business, results of operations or financial condition.

     On December 30, 1997, TSI brought suit against Bremen Trouser's, Inc. ("Bremen") in the State Circuit Court in Tampa, Florida seeking a declaratory judgment that TSI has the right to manufacture and sell casual pants with "busted seams" using the Bill Blass(R) label pursuant to a license agreement (the "Pincus License Agreement") between the Company and Pincus Bros., Inc. ("Pincus"). Bremen is a licensee of Pincus under a separate license agreement. In March 1998, TSI filed an amended complaint, which added

Pincus as a defendant, alleging breach of contract against Pincus and tortious interference with business relations against Bremen. Also in March 1998, Pincus and Bremen filed a separate complaint against TSI, alleging, among other things, that TSI violated the terms of the Pincus License Agreement by manufacturing "busted seam" pants. Pincus and Bremen have sought unspecified damages and other non-monetary relief. TSI's state claim has been removed to the United States District Court for the Middle District of Florida and consolidated with Pincus and Bremen's complaint. Pincus has taken the position that the Pincus License Agreement gives it the authority to resolve disputes between the Company and Pincus' other licensees, and it claims to have resolved the dispute which is the subject of the litigation in favor of Bremen. No formal discovery has been conducted. Although the outcome of the litigation cannot be determined at this time and TSI would consider reasonable settlement opportunities, TSI intends to vigorously pursue the litigation. The Company does not believe that this litigation will have a material adverse effect on its business, results of operations or financial condition.

     TSI is not involved in any other legal proceedings which TSI believes could reasonably be expected to have a material adverse effect on TSI's business, results of operations or financial condition.

  FARAH

     Farah is involved in certain legal proceedings in the normal course of business. Farah does not believe that the outcome of such legal proceedings could reasonably be expected to have a material adverse effect on Farah's business, results of operations or financial condition.

                       DESCRIPTION OF OTHER INDEBTEDNESS

     The following summary of certain agreements and instruments of the Company does not purport to be complete and is qualified in its entirety by reference to the various agreements and instruments described, certain of which have been included as exhibits to various filings by TSI and Farah with the Commission. See "Available Information."

BRIDGE FACILITY

     The Bridge Facility provided for aggregate borrowing availability of $100.0 million and was fully drawn on June 10, 1998, the date the Tender Offer was consummated (the "Bridge Closing Date"). The Bridge Facility is an unsecured senior subordinated obligation of the Company. Payment of all amounts outstanding under the Bridge Facility is guaranteed, jointly and severally, on an unsecured senior subordinated basis by each domestic subsidiary of the Company and Farah. The Bridge Facility matures on the first anniversary of the Bridge Closing Date. As of June 10, 1998, interest accrued thereunder at a rate of 9.7% per annum. The Bridge Facility will be repaid in full with a portion of the net proceeds of the Offering. See "Use of Proceeds."

NEW CREDIT FACILITY

     In connection with the Farah Acquisition, concurrently with the consummation of the Tender Offer, the Company entered into the New Credit Facility, which replaced the Existing Credit Facilities. The New Credit Facility provides for revolving borrowings and letters of credit in an aggregate principal amount of up to $85.0 million (the "Commitment") and permits borrowings by, or for the account of, TSI, Tropical Sportswear Company, Inc., Apparel Network Corporation and Farah (each, a "Borrower"). The total amount of
(i) revolving borrowings, (ii) undrawn amounts of letters of credit and (iii) reimbursement obligations under letters of credit, may not exceed the lesser of the Commitment and the borrowing base. The borrowing base is defined to include the value of the Company's inventory and accounts receivable, subject to customary limitations. Each Borrower has effectively guaranteed on a senior basis the obligations of each other Borrower under the New Credit Facility, and each Borrower has granted a security interest in substantially all of its current and future personal property to the lenders as collateral for its obligations thereunder.

     The New Credit Facility has a five-year term. In addition, subject to certain limitations, the New Credit Facility requires that all or a portion of the outstanding borrowings thereunder be repaid upon (i) certain non-ordinary course asset sales by any Borrower, (ii) the issuance of any debt or equity securities by any Borrower or (iii) the receipt by any Borrower of certain insurance proceeds or condemnation awards.

     Revolving loans accrue interest at a variable rate equal, at the option of the Borrower to which a loan is made, to (i) a LIBOR-based rate plus a margin which will be determined from time to time based on the Company's financial performance (not exceeding 2.75% per annum) or (ii) the base rate (defined to mean the higher of (a) Fleet Bank's publicly announced "prime rate" and (b) a rate tied to the rates on overnight Federal funds transactions with members of the Federal Reserve System) plus a margin that will be determined from time to time based on the Company's financial performance (not exceeding 1.25% per annum). All drawings under letters of credit which are not promptly reimbursed will accrue interest at a variable rate equal to the base rate. Interest on base rate loans and LIBOR loans will be payable monthly in arrears on the first day of each month and, in the case of LIBOR loans, at the end of each interest period. Upon the occurrence of an event of default, the rate at which interest accrues on borrowings outstanding under the New Credit Agreement will increase by 2.0% per annum. As of June 10, 1998, interest accrued on revolving loans outstanding thereunder at a rate of 8.5% per annum and there were no unreimbursed drawings under letters of credit.

     The New Credit Facility contains a number of customary affirmative and negative covenants, including, among others, covenants restricting the Borrowers and their subsidiaries with respect to the incurrence of debt (including guarantees); the creation of liens; substantially changing the nature of the Borrowers' or their subsidiaries' businesses; the consummation of certain transactions such as dispositions of substantial assets, mergers, acquisitions, reorganizations and recapitalizations; the making of certain investments and loans, non-ordinary course asset sales and capital expenditures; the making of dividends and other distributions; and transactions with affiliates. The Borrowers are also required to comply with certain financial tests and maintain certain financial ratios. Certain of these financial tests and ratios include: (i) maintaining a minimum tangible net worth; (ii) maintaining a maximum ratio of debt to EBITDA; (iii) maintaining a maximum ratio of senior debt to EBITDA; and
(iv) maintaining a minimum ratio of earnings to fixed charges.

     The New Credit Facility contains customary events of default. An event of default under the New Credit Facility will allow the lenders thereunder to accelerate or, in certain cases, will automatically cause the acceleration of, the maturity of the debt under the New Credit Facility and will restrict the ability of the Company and the Subsidiary Guarantors to meet their obligations to the holders of the Notes.

     In connection with the closing of the Offering, the Company has entered into discussions with its lenders to obtain the Credit Facility Increase, which the Company expects will increase the borrowing availability under the New Credit Facility to $110.0 million, subject to borrowing base limitations. However, no assurance can be given that the Company will obtain the Credit Facility Increase.

REAL ESTATE LOAN

     Pursuant to the Real Estate Loan Agreement, TSI obtained the Real Estate Loan from SouthTrust to finance in part TSI's acquisition of the building and land in Tampa, Florida which houses TSI's distribution and administration functions, as well as the acquisition of adjacent property and the construction thereon of an approximately 110,000 square foot cutting facility (collectively, the "Land and Improvements"). All amounts outstanding under the Real Estate Loan Agreement are secured by the Land and Improvements.

     As of April 4, 1998, $9.6 million principal amount of the Real Estate Loan was outstanding. The Real Estate Loan accrues interest at 7.38% per annum until July 18, 2002 and, thereafter, the interest rate will be adjusted in accordance with the Real Estate Loan Agreement. Accrued interest and principal payments of $81,280 are payable monthly, with a final payment of $6.8 million due on May 7, 2006. In addition, the Company may, at its option, prepay the Real Estate Loan, subject to certain prepayment premiums. If TSI fails to make any payment within ten days of when such payment is due, the interest rate on the Real Estate Loan will increase to the maximum rate permitted by applicable law.

     The Real Estate Loan Agreement contains customary covenants and events of default. An event of default under the Real Estate Loan Agreement will allow SouthTrust to accelerate or, in certain cases, will automatically cause the acceleration of, the maturity of the Real Estate Loan and will restrict the ability of the Company to meet its obligations to the holders of the Notes.

FACTORING ARRANGEMENTS

     Pursuant to the Factoring Agreement between the Company and the Factor, the Company factors substantially all of its accounts receivable. The Factoring Agreement provides that the Factor will pay the Company an amount equal to the gross amount of the Company's accounts receivable from customers reduced by certain offsets, including, among others, discounts, returns, and a commission payable by the Company to the Factor. The commission equals 0.3% of the gross amount of the accounts receivable factored. For fiscal 1997 and the twenty-seven weeks ended April 4, 1998, the Company paid commissions to the Factor aggregating $504,000 and $384,000, respectively.

     The Factor reviews the creditworthiness of the Company's customers prior to sales by the Company to each customer. If the Factor approves of the sale based on its credit review, it assumes 99.85% of the credit risk for the receivables factored. If the Factor disapproves of the sale and the Company then proceeds with the sale, the Factor will not purchase the receivable and the Company will bear the credit risk associated with the receivable. The Factor pays the Company the purchase price for the receivable upon the earlier of (i) receipt by the Factor of payment from the Company's customer and (ii) 120 days past the due date for such payment. The Factoring Agreement expires on September 30, 1998.

     The Company intends to establish similar factoring arrangements for Farah following the consummation of the Transactions. However, no assurance can be given that the Company will be able to establish such a factoring arrangement for Farah on favorable terms.